EXHIBIT 10.8

Hall&Wilcox
Lawyers

Share Sale Agreement

William Westmore Purton
Synwood Pty Limited
VendingData Corporation

Level 30
Bourke Place
600 Bourke Street
Melbourne Vic 3000
DX 320

Telephone +61 3 9603 3555
Facsimile +61 3 9670 9632
www.hallandwilcox.com.au
DAC WLK 791269_5

Contents

Date 2006

Parties

William Westmore Purton of 99 Hotham Street, East Melbourne, Victoria, Australia (**Purton**)

Synwood Pty Ltd ACN 005 506 150 of 600 Waterdale Road, Heidelberg West, Victoria, Australia in its capacity as trustee for the Sangster Purton Family Trust (**Synwood**)

VendingData Corporation of 6830 Spencer Street, Las Vegas, Nevada, United States of America (**Purchaser**)

Recitals

A The Vendors are the beneficial and registered owners of the Shares.

B The Vendors have agreed to sell, and the Purchaser has agreed to buy, all of the Shares on the terms and conditions of this Agreement.

The parties agree

1 Definitions and Interpretation

1.1 Definitions

In this Agreement:

Accounts means:

(a) the unaudited consolidated balance sheet of the Company and the Dolphin Subsidiary as of 30 June 2005 prepared in accordance with US GAAP;

(b) the unaudited consolidated statements of operations, cash flows and stockholders' equity of the Company and the Dolphin Subsidiary for the financial years ended 30 June 2004 and 2005 prepared in accordance with US GAAP;

(c) the notes to the unaudited consolidated financial statements as of and for the financial years ended 30 June 2004 and 2005;

(d) the unaudited condensed balance sheet of the Company and the Dolphin Subsidiary as of 31 March 2006 prepared in accordance with US GAAP;

(e) the unaudited condensed consolidated statements of operations, cash flows and stockholders' equity of the Company and the Dolphin Subsidiary for the nine months ended 31 March 2006 prepared in accordance with US GAAP; and

(f) the notes to the unaudited consolidated financial statements as of and for the nine months ended March 31, 2006,

copies of drafts of which are in Annexure A;

Acquired Companies means the Company and its subsidiaries, including the Dolphin Subsidiary, collectively;

Affiliate in relation to a party means:

(a) a Related Entity of that party or a company in which that party or a Related Entity of that party beneficially owns not less than 50% of the shares;

(b) a trust (whether a unit trust, investment trust or other form of trust) of which that party is a beneficiary; or

(c) a trust (whether a unit trust, investment trust or other form of trust) of which that party or a Related Entity of that party is the responsible entity, trustee, manager or investment adviser of the trust;

Agreement means this agreement;

AMEX means the American Stock Exchange;

Authorised Persons means:

(a) the officers and employees of a Recipient;

(b) the financial or other advisers of a Recipient; and

(c) the respective officers and employees of those financial or other advisers;

Business Day means a day on which trading banks are open for business in Melbourne, other than a Saturday, Sunday or a public holiday;

Claim includes a claim, demand, action, proceeding, judgment, damage, loss, cost, expense or liability, however arising and whether present, unascertained, immediate, future or contingent;

Common Stock means fully paid shares of the Purchaser's common stock;

Company means Dolphin Advanced Technologies Pty Limited ACN 007 081 996, details of which are set out in Schedule 1;

Completion means completion of the sale and purchase of the Shares under clause 5;

Completion Date means 10 July 2006 or any other date that the parties agree in writing;

Completion Funds means $600,000 in cash to be paid by the Purchaser to the Vendors as part of the Purchase Price as provided in clause 3.2(b);

Completion Shares means the 1,462,238 shares of the Common Stock to be issued by the Purchaser to the Vendors as part of the Purchase Price as provided in clause 3.2(b);

Conditions Precedent means the conditions precedent specified in clause 5.15;

Confidential Information means any information (regardless of its form) that directly or indirectly relates to the Disclosing Party, including all information that:

(a) is by its nature confidential; or

(b) is treated by the Disclosing Party as confidential; or

(c) the Recipient knows or ought to know is confidential;

but does not include information which:

(d) was in the lawful possession of the Recipient before the Disclosing Party had any dealings with the Recipient; or

(e) is in the public domain otherwise than as a result of publication or disclosure by the Recipient; or

(f) is legally and properly obtained by the Recipient from any other source, without restriction on further disclosure; or

(g) was independently generated by the Recipient or on its behalf;

Corporations Act means the *Corporations Act 2001* (Cth);

Dangerous Substance means any natural or artificial substance capable of causing harm to humans or any other living organism supported by the environment, or of damaging the environment or public health, including any controlled, special, hazardous, toxic or dangerous waste;

Deposit means the consideration referred to in clause 3.2(a);

Disclosing Party means a party who discloses its Confidential Information to the Recipient;

Dolphin Subsidiary means:

(a) as at the date of this Agreement, Dolphin Products Pty Limited ACN 004 241 945; and

(b) thereafter, Dolphin Products Pty Limited ACN 004 241 945, Newco or both or either of them as the context requires;

Encumbrance means an interest or power:

(a) reserved in or over any interest in any Shares, including (without limitation), any retention of title; or

(b) created or otherwise arising in or over any Shares under a bill of sale, mortgage, charge, lien, pledge, trust or power,

as security for the payment of a debt or other monetary obligation or the performance of any other obligation, and

(c) any interest, right or power arising from any option, equity, preferential interest, adverse interest or third party claim or right of any kind (whether existing or agreed to be granted or created);

Environment means the physical factors of the surround of human beings including the land, waters, atmosphere, climate, sound, odours, tastes, the biological factors of animals and plants, and the social factors of aesthetics;

Expert means an independent accountant (or lawyer if appropriate given the nature of the relevant dispute or disputes) with appropriate expertise and experience agreed between the parties or, if the parties cannot agree within 21 days, as appointed by the President for the time being of the Institute of Chartered Accountants in Australia;

External Funds means AustralianSuper, Integra and ASGARD;

Government Authority includes any governmental, semi-governmental, municipal or statutory authority, administrative, fiscal, judicial or quasi-judicial body, department, commission, tribunal, court, agency, entity or instrumentality;

Intellectual Property Rights means the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights;

Internal Restructure means the internal restructure to be completed by the Acquired Companies prior to Completion as follows:

(a) the Company incorporating Newco;

(b) the Company making an election to form a consolidated group in accordance with section 703-50 of the 1997 Tax Act with the Company as the head company and both the Dolphin Subsidiary and Newco as the subsidiary members of the group; and

(c) subsequent to the effective date of the formation of the consolidated group, the group being restructured by:

   (i) Dolphin Products Pty Ltd transferring or distributing to Newco any and all interests in or rights over all of the property, assets or rights associated with the business or businesses conducted by Dolphin Products Pty Ltd of whatever kind and wherever located;

   (ii) Newco paying Dolphin Products Pty Ltd for those assets, property or rights;

   (iii) Newco assuming the disclosed liabilities of Dolphin Products Pty Ltd associated with the business or businesses conducted by Dolphin Products Pty Ltd;

   (iv) Dolphin Products Pty Ltd and Newco entering an arrangement for the transfer of the employees of Dolphin Products Pty Ltd to Newco and any other arrangement necessary or desirable for the effective transfer of the business or businesses conducted by Dolphin Products Pty Ltd to Newco;

   (v) Dolphin Products Pty Ltd distributing any income or capital in excess of its paid up capital to its shareholder, being another Acquired Company.

Leases means:

(a) the lease of 590 Waterdale Road, Heidelberg West, Victoria 3081 dated 30 January 2004 from Heidelberg Business Park Pty Ltd to the Dolphin Subsidiary; and

(b) the lease of 600 Waterdale Road, Heidelberg West, Victoria 3081 dated 20 August 1999 from Heidelberg Business Park Pty Ltd to the Dolphin Subsidiary as varied by Deed of Variation dated 16 December 2003;

Leased Premises means the premises located at:

(a) 590 Waterdale Road, Heidelberg West, Victoria, 3081; and

(b) 600 Waterdale Road, Heidelberg West, Victoria, 3081,

and leased by the Dolphin Subsidiary;

Liability includes any and all liabilities (whether actual, contingent or prospective), losses, expenses, costs and damages of any kind and however arising, irrespective of when the acts, events or things giving rise to the liability occurred;

Licensed Intellectual Property Rights means the intellectual property rights listed in Part 1 of Schedule 4;

Material Adverse Effect means any effect, change, event or circumstance that, considered together with all other related or similar effects, changes, events or circumstances, is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets (including Intellectual Property Rights), liabilities (accrued, contingent or otherwise), operations, financial performance or prospects of the Acquired Companies taken as a whole;

Newco means a subsidiary to be incorporated by the Company between the date of this Agreement and Completion the details of which are to be provided to the Purchaser upon incorporation;

Non-gaming Business means the business or businesses operated by the Acquired Companies other than the business of manufacturing and selling gaming chips;

Non-gaming Business Assets means the assets to be listed on a schedule to be provided by the Vendors to the Purchaser at least one Business Day before Completion and agreed by the Purchaser;

Note means a convertible promissory note in the form attached hereto as Annexure D to be issued by the Purchaser to each of the Vendors as part of the Purchase Price as provided in clause 3.2(b);

Owned Intellectual Property Rights means the intellectual property rights listed in Part 2 of Schedule 4;

Purchaser Warranties means each of the representations and warranties set out in Schedule 3;

Purchase Price means the total consideration payable for the Shares, paid or to be paid in accordance with clause 3;

Put Option Deed means a deed to be entered into by the Vendor and Purton pursuant to which Purton agrees, upon request by the Vendor, to acquire all of the issued capital of Dolphin Products Pty Ltd from the relevant Acquired Company.

Records means all material (regardless of its form and whether it came into existence before or after the date of this Agreement) which belongs or relates to any of the Acquired Companies;

Related Entity, in relation to a body corporate, has the meaning given in section 9 of the Corporations Act and, in relation to an individual, means the spouse, former spouse, mother, father, brother, sister or child over the age of 18 of that individual;

Recipient means a party who receives Confidential Information under this Agreement;

Registration Rights Agreement means a Registration Rights Agreement in substantially the form attached to this Agreement as Annexure C to be executed and delivered by the Purchaser and the Vendors at Completion;

Registration Statement means a registration statement under the Securities Act of 1933, as amended, filed by the Purchaser pursuant to the Registration Rights Agreement;

Sale Period means the period beginning on Completion and ending on the second anniversary of Completion;

Sangster Purton Family Trust means the trust created under the Sangster Purton Trust Deed;

Sangster Purton Trust Deed means the Deed of Settlement dated 19 June 1995, between Janet Ann Campbell and Georgina Louise Sangster and William Westmore Purton, as amended from time to time;

SEC means the Securities and Exchange Commission of the United States of America;

Shares mean all the shares in the Company described in Schedule 1;

Sub-Lease means the sub-lease of part of 590 Waterdale Road, Heidelberg West, Victoria 3081 between Heidelberg Business Park Pty Ltd (head-lessor), the Dolphin Subsidiary (sub-lessor) and Knaresborough Pty Ltd (sub-tenant) dated 10 March 2006;

Sub-Leased Premises means part of 590 Waterdale Road, Heidelberg West, Victoria 3081;

Superannuation Guarantee Charge means a charge levied against an employer for failing to make the minimum level of contribution to superannuation and on behalf of its employees prescribed by the Superannuation Guarantee (Administration) Act 1992;

Tax means any tax, rate, duty or other charge assessed or payable to any Government Authority and includes any additional tax, interest, penalty, charge, fee or other amount imposed in relation to a failure to file a return or to pay the tax;

Tax Warranty means a warranty in section 14 of Schedule 2;

Third Party means any person or entity (including a Government Authority) other than the Vendors, the Purchaser or the Acquired Companies;

Trust Fund has the meaning given in clause 1.1 of the Sangster Purton Trust Deed;

US GAAP means the generally accepted accounting principles established by the Financial Accounting Standards Board of the United States of America consistently applied;

US GAAS means the generally accepted auditing standards established by the Public Company Accounting Oversight Board of the United States of America;

Vendors means Purton and Synwood and **Vendor** means either of them;

Warranties means each of the representations and warranties referred to in clause 8 and set out in Schedule 2;

Warranty Expiry Date means:

(a) for Warranties that are not Tax Warranties, the date which is 18 months after the Completion Date; and

(b) for Tax Warranties, the date which is four years and 30 days after the due date for lodgement of the relevant Acquiring Company's tax return for the financial year ended 30 June 2006;

1936 Tax Act means the *Income Tax Assessment Act* 1936 (Cth); and

1997 Tax Act means the *Income Tax Assessment Act* 1997 (Cth).

1.2 Interpretation

In this Agreement, headings are inserted for convenience only and do not affect the interpretation of this Agreement, and unless the context otherwise requires:

(a) words importing the singular include the plural and vice versa;

(b) words importing a gender include the other genders;

(c) if words or phrases are defined, their other grammatical forms have a corresponding meaning;

(d) a reference to:

   (i) a person includes an individual, a partnership, a body corporate, a joint venture, an association (whether incorporated or not), a government and a government authority or agency;

   (ii) a party includes the party's executors, legal personal representatives, successors, transferees and assigns;

   (iii) a part, clause, schedule or party is a reference to a part, clause or schedule of, or a party to, this Agreement;

   (iv) a right includes a benefit, remedy, discretion, authority or power;

(v) an obligation includes a warranty or representation and a reference to a failure to observe or perform an obligation includes a breach of a warranty or representation;

(vi) this Agreement includes the recitals and any schedules, annexures, exhibits or attachments to this Agreement;

(vii) "$" or dollars means US dollars and a reference to payment means payment in US dollars;

(viii) writing includes any mode of representing or reproducing words in tangible and permanently visible form and includes facsimile transmissions;

(ix) legislation includes any statutory modification or replacement and any subordinate or delegated legislation issued under that legislation; and

(x) a law includes any statute, regulation, by-law, scheme, determination, ordinance, rule or other statutory provision (whether Commonwealth, State or municipal);

(e) a reference to an insolvency event includes:

(i) in the case of an individual:

(A) the committing of an act of bankruptcy in respect of the individual within the meaning of section 40 of the *Bankruptcy Act* 1966 (Cth);

(B) the signing of an authority by the individual under Part X of the *Bankruptcy Act* 1966 (Cth); or

(C) the making of a sequestration order in respect of the estate of the individual within the meaning of the *Bankruptcy Act* 1966 (Cth);

(ii) in the case of a corporation:

(A) the appointment of a controller to the property of the corporation;

(B) the appointment of an administrator in respect of the company;

(C) the company failing to comply with a statutory demand within the period for compliance;

(D) the making of a winding up order by a court in respect of the corporation;

(E) the passing of a resolution for winding up under Part 5.5 of the Corporations Act; or

(F) in respect of a Part 5.7 body, the commencement of a winding up under Part 5.7 of the Corporations Act in respect of that body;

(f) if the day on or by which something must be done is not a Business Day, that thing must be done on the next Business Day;

(g) the meaning of general words is not limited by specific examples introduced by 'including' or 'for example', or similar expressions; and

(h) no provision of this Agreement will be interpreted against a party just because that party prepared that provision.

2 Agreement to sell and purchase shares

2.1 Agreement to sell and purchase

The Vendors agree to sell and the Purchaser agrees to purchase the Shares (together with the benefits, rights and entitlements accrued or attaching to the Shares) on the terms and conditions of this Agreement.

2.2 Title, property, and risk in Shares

The title to, and property in, the Shares:

(a) until Completion, remains solely with the respective Vendors; and

(b) passes to the Purchaser on and from Completion.

Until Completion, the Vendors hold the Shares for their own benefit and they are entitled exclusively to all dividends and other entitlements accrued or attaching to the Shares.

3 Purchase Price

3.1 Form of Purchase Price

The Purchase Price consists of the Deposit, the Completion Funds, the Completion Shares, the Notes and any amounts paid to a Vendor under clause 3.3.

3.2 Payment of Purchase Price

The Purchase Price is to be paid to the Vendors in the following manner:

(a) prior to the date of this Agreement, the Deposit was paid to the Vendors in the following manner:

(i) 1,000,000 shares of Common Stock were issued and delivered in accordance with the Vendors' instructions; and

(ii) $750,000 in cash was transferred to a bank account in accordance with the Vendors' instructions; and

(b) on Completion, the Purchaser will:

(i) pay to each Vendor $300,000 in cash by wire transfer in immediately available funds to the account or accounts designated by the relevant Vendor;

(ii) issue and deliver to the Vendors 1,462,238 shares of Common Stock as follows:

(A) 731,119 shares of Common Stock to be issued to Purton; and

(B) 731,119 shares of Common Stock to be issued to Synwood; and

(iii) issue and deliver to each Vendor a Note having the principal amount of $2,891,084. ***[NB – each Note will be convertible into 826,024 shares]***

3.3 Guarantee of Common Stock value

As part of the Purchase Price, the Purchaser will pay to the Vendors, if entitled thereto under the terms and conditions contained herein, cash as provided below:

(a) **Applicability**. The Purchaser's obligation to pay additional cash pursuant to this clause 3.3 will apply only with respect to the Completion Shares pursuant to this Agreement and any shares of Common Stock issued upon conversion of the Note (collectively, the "**Guarantee Shares**") that are issued to a Vendor or subsequently transferred to any of the following transferees of such Vendor (each, a "**Permitted Transferee**"):

(i) a Vendor's spouse, former spouse, de facto spouse, children (including adoptive children), grandchildren, parents or siblings or a trust for the benefit of any of them (each a "**Family Member**" of a Vendor);

(ii) the estate of a Vendor or any Family Member, or the executor, administrator or personal representative of the estate of a Family Member;

(iii) the guardian, conservator, or custodian of a Vendor or any Family Member adjudged disabled by a court of competent jurisdiction; or

(iv) an Affiliate of a Vendor.

The rights granted to the Vendors under this clause 3.3 are personal to each Vendor and are not transferable or assignable except to Permitted Transferees; provided a Vendor shall not be entitled to transfer any Guarantee Shares to a Permitted Transferee without first notifying the Purchaser of the transfer and delivering to the Purchaser the executed agreement of the Permitted Transferee to accept and comply with the provisions of clause 3.3 and 3.4. The Purchaser will have no obligation hereunder to pay additional cash other than to a Vendor or a Permitted Transferee. The Purchaser's obligation to pay additional cash pursuant to this clause 3.3 applies only with respect to arms-length transfers of Guarantee Shares to non-affiliated third party purchasers and will not apply with respect to any sale, transfer or other disposition or transaction between or among the Vendors, any Permitted Transferee or any of their respective Affiliates or Related Entities.

(b) **Guarantee**. The Purchaser hereby guarantees that if:

(i) a Vendor or a Permitted Transferee sells any or all of the Guarantee Shares held by such Vendor or Permitted Transferee at a price per share before fees and commissions (the "**Sale Price**") of less than $3.50 (the "**Guarantee Price**"); and

(ii) such sale or sales are made in accordance with clause 3.4 below,

then, within thirty (30) days after written notice of such sale is delivered to the Purchaser, the Purchaser will pay to such Vendor or Permitted Transferee an amount

of cash equal to the difference between the Guarantee Price and the Sale Price (the "**Shortfall**") multiplied by the number of Guarantee Shares sold by such Vendor or such Vendor's Permitted Transferees, provided that in the case of Guarantee Shares that are sold otherwise than in a public sale through an ordinary brokers' transaction, the Purchaser will pay an amount of cash per share equal to the lesser of (A) the Shortfall and (B) the difference between the Guarantee Price and 90% of the average closing price of Common Stock as reported on the AMEX (or other national securities market on which the Common Stock is then listed for trading) for the ten (10) consecutive trading days immediately prior to such sale; and provided, further, that the Vendor or Permitted Transferee must use his reasonable best efforts to obtain the most favorable available Sale Price for the Guarantee Shares. Notwithstanding the foregoing, the Purchaser will not be required to pay any amount under this clause 3.3 with respect to sales by a Vendor or Permitted Transferee of Guarantee Shares otherwise than in a public sale through an ordinary brokers' transaction if the Sale Price for those Guarantee Shares was less than 80% of the average closing price of Common Stock as reported on the AMEX (or other national securities market on which the Common Stock is then listed for trading) for the ten (10) consecutive trading days immediately prior to such sale.

(c) **Notice of Guarantee**. Upon receipt of the notice described in clause 3.3(b) above, and prior to the payment of additional cash to any Vendor or Permitted Transferee, the Purchaser will be entitled to receive from such Vendor or Permitted Transferee such documents, certificates and other evidence as may be reasonably requested by the Purchaser to evidence the fact that the shares purported to be Guarantee Shares satisfy the requirements set forth in clause 3.3(a) above.

(d) **Adjustments to Guarantee Price**. For purposes of computing the Shortfall or alternative payment amount under clause 3.3(b) hereof, the Guarantee Price will be appropriately adjusted to reflect any adjustment to the outstanding Common Stock by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, pro rata stock dividend, or similar transaction occurring after the Completion.

(e) **Termination of Stock Price Guarantee**. The Purchaser's obligation to pay additional cash pursuant to this clause 3.3 will terminate upon the occurrence of any of the following events:

(i) during any period of 30 consecutive trading days beginning after the effective date of the Registration Statement, the average closing price per share of Common Stock as reported on the AMEX (or other national securities market on which the Common Stock is then listed for trading) equals or exceeds $3.75 and the average daily trading volume equals or exceeds 50,000 shares;

(ii) as to any Vendor, at any time after the Completion, the Purchaser delivers a written offer to such Vendor to purchase all of the Guarantee Shares held by such Vendor at a purchase price of $3.50 per share payable in cash and the Vendor accepts such offer or fails to accept such offer within ten (10) Business Days following delivery of such offer. If the Vendor accepts such offer, the Purchaser must pay the purchase price for the Guarantee Shares in full within ten (10) Business Days after the Vendor accepts such offer. If the Purchaser does not pay the purchase price in full within the required period, the Purchaser's obligation to pay additional cash pursuant to this clause 3.3 will automatically be reinstated; or

(iii) as to any Vendor, the failure of such Vendor to provide written notice of any proposed sale of Guarantee Shares at least five Business Days prior to such sale in accordance with clause 3.4 of this Agreement, provided, however, that in this case the Purchaser's obligation to pay additional cash pursuant to this clause 3.3 will terminate only in respect of the Guarantee Shares as to which the required notice is not given.

(f) **Pre-Completion Shares.** The Purchaser acknowledges that the Vendors intend to sell at least 900,000 Guarantee Shares within 90 days after Completion. The Purchaser agrees that:

(i) the limitation set out in the last sentence of paragraph (b) above (in respect of sales that are not public sales through ordinary brokers' transactions and that are made at more than a 20% discount to the average closing price on the AMEX) does not apply to the sale of the first 900,000 Guarantee Shares in this 90 day period;

(ii) if there is a Shortfall or alternative payment amount in respect of sales of Guarantee Shares during this 90 day period, the Purchaser must pay the amount that is required to be paid under clause 3.3(b), within 30 days after the end of this 90 day period; and

(iii) from Completion until the earlier of (A) 120 days after Completion and (B) the date on which at least 900,000 Guarantee Shares have been sold by the Vendors and the Shortfall or alternative payment amount under clause 3.3(b) hereof (if any) payable by the Purchaser in respect of those Guarantee Shares has been paid in full, the Purchaser will pay to Purton the instalments of principal and interest that Purton is required to pay to his financiers. Purton will provide the Purchaser, prior to Completion, with a schedule listing his monthly payments.

3.4 Purchaser's right of first refusal

(a) If either Vendor or Permitted Transferee wishes to sell or otherwise dispose of any Guarantee Shares pursuant to this Agreement to a party, other than a Permitted Transferee, that Vendor or Permitted Transferee must give written notice to the Purchaser of the proposed sale.

(b) Within five Business Days after the Vendor or a Permitted Transferee has given the notice in clause 3.4(a), the Purchaser may elect to exercise its right of first refusal by giving that Vendor or Permitted Transferee a written notice that it wishes to buy the Common Stock offered for sale or disposal on the following terms:

(i) the consideration payable for the Common Stock (as provided in sub-paragraph (ii) and (iii) below) must be paid to the relevant Vendor or Permitted Transferee, by wire transfer of immediately available funds to the account designated by the Vendor or Permitted Transferee, within five Business Days after the Purchaser gives notice that it wishes to acquire the Common Stock; and

(ii) if the right of first refusal was exercised within the Sale Period, the consideration for each share of the Common Stock must be cash equal to the greater of:

(A) the average closing price of Common Stock as reported on the AMEX (or other national securities market on which the Common Stock is then listed for trading) for the ten (10) consecutive trading days immediately preceding the day the Purchaser gives notice that it wishes to acquire the Common Stock, but in no event more than $5.00 per share; or

(B) $3.50; or

(iii) if the right of first refusal was exercised after the Sale Period, the per share consideration for the Common Stock is cash equal to the average closing price of Common Stock as reported on the AMEX (or other national securities market on which the Common Stock is then listed for trading) for the ten (10) consecutive trading days immediately preceding the day the Purchaser gives notice that it wishes to acquire the Common Stock.

(c) Upon the Purchaser paying the consideration for the Common Stock in accordance with clause 3.4(b), the Vendor or Permitted Transferee will have no further rights with respect to such Common Stock, and will transfer the Common Stock offered for sale or disposal to the Purchaser.

(d) If the Purchaser or the Permitted Transferee does not give notice that it wishes to acquire the Common Stock within the period prescribed in clause 3.4(b), the Vendor may, subject to his obligation to use his reasonable best efforts to obtain the most favorable available sale price for the Common Stock and such Vendor's compliance with all applicable securities laws, sell the Common Stock at its absolute discretion.

4 Deposit

The Deposit is non-refundable.

5 Conditions precedent

5.1 Conditions precedent

Completion is conditional on:

(a) the Internal Restructure having occurred on agreed terms and in manner acceptable to Purchaser in its reasonable discretion;

(b) the parties having entered into the Put Option Deed;

(c) NAB having provided its written consent to the Internal Restructure and the arrangements contemplated by clause 9.4;

(d) Heidelberg Business Park Pty Ltd having provided its written consent to the assignment of the Leases from Dolphin Products Pty Ltd to Newco in connection with the Internal Restructure;

(e) the parties having agreed the schedule identifying the Non-gaming Business Assets;

(f) the Vendors having delivered an amended draft of the Vendor Disclosure Schedule to the Purchasers identifying to the Purchasers' satisfaction the documents referred to therein;

(g) each Warranty being true and correct in all material respects on the date hereof and at Completion;

(h) the Vendors complying in all material respects with all of their covenants in this Agreement that are required to be complied with prior to Completion; and

(i) a court of competent jurisdiction has not issued an injunction or other restraint preventing Completion and no litigation seeking such a result has been commenced and is pending.

5.2 Best endeavours

Each party must use its best endeavours to satisfy the Conditions Precedent by the Completion Date, including co-operating with each other and ensuring that any third party performs anything that is required to satisfy a Condition Precedent.

5.3 Obligations of co-operation

Without limiting clause 5.2, each party must do, or refrain from doing, each of the following to enable the Conditions Precedent to be fulfilled:

(a) make all necessary and appropriate applications;

(b) supply all necessary and appropriate information;

(c) not withdraw (or procure the withdrawal of) any application or information made or supplied under paragraphs (a) or (b) above;

(d) supply to the other party copies of all applications made and information supplied under paragraphs (a) or (b) above;

(e) not take any action that would (or would be likely to) prevent or hinder the fulfilment of the Conditions Precedent;

(f) keep each other informed in a timely manner of:

    (i) the status of any discussions or negotiations with relevant third parties about the Conditions Precedent; and

    (ii) any circumstances which are reasonably likely to result in any Condition Precedent not being satisfied on the Completion Date; and

(g) immediately give written notice to the other party if it discovers that any of the Conditions Precedent has become incapable of being satisfied.

5.4 Conditions Precedent not waived or satisfied

(a) Only the Purchaser is entitled to waive the Condition Precedent set out in clause 5.1(f), 5.1(g) or 5.1(h). The Purchaser may terminate this Agreement if a Condition

Precedent set out in clause 5.1(f), 5.1(g) or 5.1(h) is not waived or satisfied on or before 15 July 2006.

(b) Both the Vendors and the Purchaser are entitled to waive the Condition Precedent set out in clause 5.1(a) through (e) or 5.1(i)5.1(i). Either the Vendors or the Purchaser may terminate this Agreement if a Condition Precedent set out in clause 5.1(a) through (e) or 5.1(i) is not waived by both the Vendors and the Purchaser or satisfied on or before 15 July 2006.

6 Obligations before Completion

6.1 Conduct of business before Completion

Until Completion, the Vendors must manage and conduct the affairs of the Company in the normal and ordinary course, consistent with prior practices, and will consult with the Purchaser on an on-going basis regarding any business activities not undertaken in the ordinary course, including without limitation, any license agreements (other than standard end user license agreements), manufacturing agreements, "bundling" agreements, or other material contracts into which the Company proposes to enter.

6.2 Due diligence enquiries, and access for the Purchaser before Completion

Before the Completion Date, the Vendors must allow the Purchaser and its representatives to:

(a) review existing contracts or draft contracts between the Company or the Dolphin Subsidiary and their customers or suppliers;

(b) review the financial statements of the Company and the Dolphin Subsidiary;

(c) conduct an audit of the Company and the Dolphin Subsidiary;

(d) visit the facilities of the Company and the Dolphin Subsidiary and any related locations;

(e) meet with management; and

(f) conduct further work concerning the regulatory, financial, legal and tax aspects of the Company and any proposed transaction between the Company and any other party.

6.3 Purchaser to give reasonable prior notice

The Purchaser must give the Vendors reasonable prior notice of its intention to attend the Company's or the Dolphin Subsidiary's premises under clause 6.2.

6.4 Confidentiality

If the Purchaser, or any of its representatives, obtains any Confidential Information of the Company or the Vendors as a result of investigations undertaken under clause 6.2, the Purchaser must comply with the provisions of clause 10 in relation to that Confidential Information.

6.5 New officers for the Company: notification by Purchaser

(a) The Vendors acknowledge that the Purchaser has notified the Vendors that:

(i) it requires Mark Newburg and Simon Herbert to be appointed as directors of the Company and the Dolphin Subsidiary, effective as at Completion; and

(ii) it will not require Purton to resign as a director, company secretary or public officer of the Company or the Dolphin Subsidiary.

(b) Not less than two Business Days before the Completion Date, the Purchaser must:

(i) notify the Vendors in writing of any other matters which the Purchaser requires to be dealt with in a meeting of the Company or the directors of the Company on or prior to Completion; and

(ii) make available to the Company and the Dolphin Subsidiary sufficient instruments of consent to allow the Company and the Dolphin Subsidiary to pass the resolutions required to appoint the directors nominated by the Purchaser.

6.6 Further disclosure schedule

Not less than one Business Day before the Completion Date, the Vendors will provide the Purchaser with an updated Schedule 2A, provided however that any updated Schedule 2A shall not be given effect in determining the accuracy of the Vendors' Warranties as of the date of this Agreement.

7 Completion

7.1 Time and place of Completion

Completion will take place at the offices of Hall & Wilcox Lawyers, Level 30, 600 Bourke Street, Melbourne, Victoria at 10:00 am on the Completion Date or any other time agreed in writing by the Vendors and the Purchaser.

7.2 Obligations of Vendors at Completion

At Completion, the Vendors (subject to payment of the Purchase Price) must:

(a) deliver to the Purchaser:

(i) the share certificates for the Shares;

(ii) executed instruments of transfer of the Shares in favour of the Purchaser which are in registrable form;

(iii) the certificate of incorporation of the Company (and any certificate of incorporation on change of name of the Company);

(iv) the common seal (and any duplicate common seal, share seal or official seal) of the Company;

(v) the Registration Rights Agreement executed by the Vendors;

(vi) the Deed of Release and Undertaking substantially in the form attached hereto as Annexure E, executed by Vendors and the Acquired Companies;

(vii) documents acceptable to Purchaser in its reasonable discretion evidencing Purton's transfer to the Company of all of the shares in the Dolphin Subsidiary held by Purton prior to the Completion;

(viii) appropriate resolutions of the board of directors of the Acquired Companies with regard to the matters set forth in subpart (b) below certified by an appropriate officer of the respective Acquired Company; and

(ix) do all other acts and execute all documents which this Agreement requires the Vendors to do or execute at Completion or which are necessary or desirable to transfer the Shares, to complete any other transaction contemplated by this Agreement and place the Purchaser in effective control of the Company;

(b) ensure that the Company and the Company's sole director passes resolutions which:

(i) approve:

(A) the registration of the transfer of the Shares to the Purchaser (subject to payment of stamp duty, if applicable);

(B) the issue of a new share certificate for the Shares in the name of the Purchaser; and

(C) the cancellation of the existing share certificates in relation to the Shares; and

(ii) appoint Mark R. Newburg and Simon Herbert as directors of the Company; and

(c) ensure that the Dolphin Subsidiary and the Dolphin Subsidiary's sole director passes resolutions which appoint Mark R. Newburg and Simon Herbert as directors of the Dolphin Subsidiary.

7.3 Obligations of Purchaser at Completion

At Completion, the Purchaser must:

(a) pay the Completion Funds to the Vendors in accordance with clause 3.2(b);

(b) issue and deliver the Completion Shares to the Vendors in accordance with clause 3.2(b);

(c) deliver executed Notes to the Vendors each in the original principal amount of $2,891,084;

(d) deliver the consents from Mark R. Newburg and Simon Herbert to act as directors of the Company and the Dolphin Subsidiary;

(e) deliver the Registration Rights Agreement to the Vendors, executed by the Purchaser;

(f) deliver to the Vendors the Deed of Release and Undertaking substantially in the form attached hereto as Annexure E, executed by the Purchaser; and

(g) do all other acts and execute all documents which this Agreement requires the Purchaser to do or execute at Completion or which are necessary or desirable to transfer the Shares, to complete any other transaction contemplated by this Agreement and place the Purchaser in effective control of the Company.

7.4 Vendors' obligations until registration

After Completion and until the Shares are registered in the name of the Purchaser, the Vendors must take all action, in their capacities as the registered holders of the Shares, as the Purchaser may lawfully require from time to time.

7.5 Purchaser's obligation to register

The Purchaser must ensure that registration of the transfer of the Shares takes place as soon as practicable after Completion.

7.6 Simultaneous actions at Completion

In respect of Completion:

(a) the obligations of the parties under this Agreement are interdependent; and

(b) all actions that must be performed are taken to have occurred simultaneously on the Completion Date.

7.7 Obligations after Completion

If title to the Shares is not effectively vested in the Purchaser at Completion:

(a) the Vendors hold the Shares on trust for the Purchaser until title is effectively vested in the Purchaser;

(b) all income, profits, rights or benefits, arising in respect of the Shares or the Company after Completion will be held for the benefit of Purchaser; and

(c) the Vendors agree to take any steps requested by the Purchaser to enforce or protect any rights accruing in respect of the Shares or the Company.

7.8 Records

The Vendors may retain copies of any of the Records necessary for it to comply with any applicable law (including Tax law) and to prepare Tax or other returns required of it by law.

7.9 Appointment of Purton to the board

On or after Completion, at Purton's request, the Purchaser will appoint Purton to the board of directors of the Purchaser, subject to:

(a) Purton's compliance with all applicable securities law; and

(b) receipt of all required approvals of gaming and other regulatory authorities.

8 Warranties

8.1 Vendors Warranties

Except as set out in this Agreement, or consented to by the Purchaser:

(a) Purton warrants and represents to the Purchaser that each of the Warranties in paragraphs 1.2(a), 1.3(a) and 1.4(a) of Schedule 2 is correct in all respects as at the date of this agreement and immediately prior to Completion;

(b) Synwood warrants and represents to the Purchaser that each of the Warranties in paragraphs 1.2(b), 1.3(b) and 1.4(b) of Schedule 2 is correct in all respects as at the date of this agreement and immediately prior to Completion; and

(c) the Vendors, jointly and severally, warrant and represent to the Purchaser that each of the Warranties (other than the Warranties referred to in sub-clauses (a) and (b) above) is correct in all respects as at the date of this agreement and immediately prior to Completion.

Neither of the Vendors makes any representations or warranties to the Purchaser under this Agreement except as set out in this Agreement (including the Schedules and Annexures).

8.2 Indemnification by Vendors

(a) Subject to this clause 8, the Vendors, jointly and severally, agree to indemnify the Purchaser from and against any and all losses, liabilities, obligations, demands, judgments, settlements, damages, or expenses (including, but not limited to, interest, penalties, fees, and reasonable professional fees and expenses) and against all claims in respect thereof (including, without limitation, amounts paid in settlement approved by the Vendors and reasonable costs of investigation) or diminution in value of the Shares or of any property, assets or rights of an Acquired Company, whether or not involving a third-party claim (referred to herein collectively as "**Losses**" or individually as a "**Loss**") that the Purchaser may incur as a result of or in connection with:

(i) any breach of Warranty referred to in clause 8.1(c);

(ii) the breach of or nonfulfillment of any covenant, agreement or undertaking of the Vendors in this Agreement, notice of which is given to the Vendors on or prior to the relevant Warranty Expiry Date;

(iii) any obligation for Taxes of the Vendors; or

(iv) Tax payable by an Acquired Company to the extent that that Tax relates to any event or transaction occurring, or period or part period, up to and including 30 June 2006 or arises as a result of entry into this Agreement or Completion (other than any stamp duty to be paid by the Purchaser under clause 14 or any tax that is provided for in the Accounts).

(b) Subject to clause 8.3:

(i) each Vendor agrees to indemnify the Purchaser from any Loss or Losses that the Purchaser may incur as a result of or in connection with any breach by that

Vendor of a Warranty referred to in clause 8.1(a) or 8.1(b), as the case may be; and

(ii) the Vendors, jointly and severally, agree to indemnify the Purchaser from and against any and all Loss or Losses that the Purchaser may incur as a result of or in connection with any:

(A) Tax liabilities of the Purchaser or any Acquired Company; or

(B) liabilities of the Purchaser or any Acquired Company arising as a result of any Tax liability of Dolphin Products Pty Limited; and

(C) arising as a result of or in connection with the Internal Restructure (or any action taken in connection with or for the purpose of the Internal Restructure) or the exercise by the Purchaser of its right under the Put Option Deed to require Purton to acquire all of the issued capital of Dolphin Products Pty Limited.

(c) The Vendors acknowledge that if a representation or warranty that is qualified by materiality (including a Material Adverse Effect) is breached after giving effect to such materiality qualification then the Losses incurred by the Purchaser resulting from such breach will include all Losses resulting from a breach of such representation or warranty and not solely the portion of such Losses in excess of such materiality qualifier. The Vendors further acknowledge that upon the Completion, the Vendors will bear such obligations and will have no right of contribution from the Company with respect to their indemnification obligations. For the avoidance of doubt, any claim by the Purchaser for Loss consisting of a diminution of value in the Shares will offset any claim for other Losses arising from the same act, matter or thing.

(d) No party will be liable to make any payments (including by way of indemnity, damages or otherwise) for any indirect, consequential or economic loss or loss of profits (other than loss comprising general damages), however arising.

8.3 Claims for Indemnification.

(a) General. The parties intend that all indemnification Claims be made as promptly as practicable before the Warranty Expiry Date by the party seeking indemnification (the "**Indemnified Party**"). Whenever any Claim arises for indemnification hereunder the Indemnified Party will notify the party from whom indemnification is sought (the "**Indemnifying Party**") of the Claim by no later than 10 Business Days after the date when the matter giving rise to the Claim first comes to the attention of the Indemnified Party. The notice must include a description of the facts constituting the basis for such Claim, the Warranty that is the subject of the Claim and all other relevant details of the Claim, including an estimate of the amount of the Claim. The failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party except to the extent, and only to extent, the Indemnifying Party demonstrates that the defense of such action is prejudiced thereby or the liability of the Indemnifying Party is increased as a result of the failure to so notify. The Purchaser will have the right to set-off any indemnification Claims against amounts it owes, now or in the future, to the Vendors, under clause 3.3. If the Purchaser exercises its right of set-off under the preceding sentence, the parties agree that the amount of the Purchaser's indemnification Claims

(and consequently the amount that the Purchaser is entitled to set off against the amounts it owes to the Vendors under clause 3.3) will be determined:

(i) by agreement between the parties pursuant to clause 16; or

(ii) failing agreement, pursuant to clause 17.

The Indemnified Party must use its reasonable endeavours to mitigate any Loss or Losses which it may suffer.

(b) **Claims by Third Parties**. With respect to Claims made by third parties, the Indemnifying Party will be entitled to assume control of the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party; provided, however, that:

(i) the Indemnified Party will be entitled to participate in the defense of such Claim and to employ counsel at its own expense to assist in the handling of such Claim;

(ii) no Indemnifying Party will consent to (A) the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such Claim or (B) if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnified Party; and

(iii) if the Indemnifying Party does not assume control of the defense of such Claim in accordance with the foregoing provisions within three days after receipt of notice of the Claim, the Indemnified Party will have the right to defend such Claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor, provided that the Indemnified Party will not be entitled to consent to the entry of any judgment or enter into any settlement of such Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld.

(c) **Remedies Cumulative; Investigation**. Except for the resolution under clause 16 of any dispute over the Purchaser's indemnification Claims and its exercise of its right of set-off under clause (a), the remedies provided herein will be cumulative and will not preclude assertion by any party of any rights or the seeking of any other remedies against any other party. Subject to clause 8.4, the right to indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Completion Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

(d) **Tax returns**. The Vendors will, at their own cost and expense, have the sole conduct and control of:

(i) the preparation and filing of all Tax returns of the Acquired Companies for periods ending on or before 30 June 2006; and

(ii) the preparation and filing of all Tax returns of the Acquired Companies to the extent they relate to any act, matter or transaction occurring before 30 June 2006.

The Purchaser must procure that the Acquired Companies furnish all information, execute all documents, give or make all notices, consents, claims, elections, selections and declarations, make available (and permit the Vendors to take copies of) all books and records of the Acquired Companies, give access to all relevant employees and officers of the Acquired Companies, and otherwise provide all such assistance as the Vendors may reasonably require in relation to the preparation and filing of pre-Completion returns and other relevant returns.

The Purchaser will, at its own cost and expense, have the sole conduct and control of the preparation and filing of all Tax returns of the Acquired Companies except to the extent that the Vendors have conduct and control of that Tax return pursuant to this clause.

Where a tax return of an Acquired Company relates to any period beginning before Completion or to any act, matter or transaction occurring before Completion but does not relate solely to the matters referred to in paragraphs (i) or (ii) above (a **Straddle Return**"):

(iii) subject to the succeeding paragraphs, the Purchaser will, at its own cost and expense, have the sole conduct and control of the preparation and filing of all Straddle Returns except to the extent set out below;

(iv) the Purchaser must procure that each Straddle Return is prepared in a manner consistent with the requirements of any Tax law and must deliver each Straddle Return to the Vendors as soon as it is available but no later than 20 Business Days before it is due to be filed, for the Vendors' review and comment. If the Vendors object to any items set forth in the Straddle Return they must notify the Purchaser of the objection as soon as they are aware of the objection, but no later than 10 Business Days before the Straddle Return is due to be filed; and

(v) to the extent that an objection referred to in paragraph (iv) above relates to a matter which relates to any period beginning before Completion or to any act, matter or transaction occurring before Completion, the Purchaser shall procure that the Tax return is prepared and lodged in accordance with the objection except to the extent that the Purchaser, acting in good faith, determines that doing so would be inconsistent with the Acquired Companies' obligations at law or materially prejudicial to the interests of the Purchaser or of the Acquired Companies.

(e) <u>Changes to Tax returns</u>. The Purchaser must procure that the Acquired Companies do not, without the prior consent of the Vendors:

(i) amend, or request or permit the amendment of, or make or lodge any objection or appeal in relation to, any pre-Completion return or other relevant return;

(ii) apply to any taxation authority for any binding or non-binding opinion, ruling or other determination in relation to any act, matter or transaction covered by a pre-Completion return or other relevant return or to any act, matter or transaction occurring before Completion; or

(iii) furnish to any taxation authority any information in relation to any pre-Completion return or other relevant return or any act, matter or transaction occurring before Completion;

except as required by law or as the Purchaser acting in good faith reasonably regards as necessary to minimise penalties or other sanctions under Tax laws (including but not limited to increases in base penalties under section 284-220 of Schedule 1 to the Taxation Administration Act 1953), or to the extent that the relevant return is a Straddle Return or the act, matter or transaction is not covered by paragraph (d)(ii) above, in which case clauses (d)(iii) to (v) will apply as if the amendment, application or furnishing were the lodgement of a Straddle Return.

(f) **Audits**. If any taxation authority undertakes an audit of any of the Acquired Companies, or issues an assessment to any Acquired Company, which relates to any pre-Completion return or other relevant return, or to any act, matter or transaction occurring before Completion, then to the extent that the Vendors would be liable under this Agreement for any Tax liability arising from that audit or assessment ("**Relevant Tax Issue**"):

(i) the Purchaser must procure that the relevant Acquired Company immediately gives the Vendors written notice of the audit or assessment, together with copies of all documents received from the taxation authority relating to any Relevant Tax Issue;

(ii) the Vendors, at their own cost and expense, will have the sole conduct and control of all action taken by the Acquired Company in respect of that audit or assessment to the extent it concerns a Relevant Tax Issue;

(iii) the Purchaser must procure that the Acquired Companies furnish all assistance the Vendors may reasonably require in relation to action to be taken in respect of the audit or assessment to the extent it concerns a Relevant Tax Issue; and

(iv) the Purchaser must procure that the Vendors are authorised to take such action on behalf of and in the name of the relevant Acquired Company as the Vendors may reasonably require in connection with the audit or assessment to the extent it concerns a Relevant Tax Issue; but

(v) nothing in this clause (f) authorises the Vendors to settle or compromise a Relevant Tax Issue without the consent of the Purchaser where the settlement or compromise is reasonably likely to lead to the relevant taxation authority asserting that any Acquired Company or the Purchaser or a Related Entity of any of them has a Tax liability that is not a Relevant Tax Issue.

8.4 Limitations to the Warranties

The Vendors are not liable to make any payment (whether by way of indemnity or otherwise) for any breach of any Warranty to the extent that the breach is based on any fact, matter or circumstance:

(a) expressly and specifically disclosed in the Accounts;

(b) relating to any Liability for which there is a provision or reserve (for that Liability specifically, or for Liabilities generally of that type or nature) in the Accounts;

(c) relating to any Liability for which the Purchaser:

(i) is entitled to claim an indemnity against loss or damage under the terms of any insurance policy of or applicable to the Purchaser; or

(ii) would have been entitled to claim an indemnity if the Purchaser had maintained in force insurance policies that existed at Completion;

(d) that is the result of any act or omission after Completion by or on behalf of the Purchaser or any of its Affiliates (other than to conduct the business of the Acquired Companies in the ordinary course); or

(e) where the breach is a result of:

(i) a change in judicial interpretation of the law after the date of this Agreement;

(ii) legislation not in force at the date of this Agreement (including legislation that takes effect retrospectively); or

(iii) a change in administrative practice of any Government Authority after the date of this Agreement (including changes that take place retrospectively).

8.5 Maximum liability

The total maximum liability (including by way of indemnity) of the Vendors for all breaches of Warranty will not exceed $14,000,000.

8.6 Joint and Several liability

A breach of a Warranty:

(a) given by a Vendor independently of the other Vendor shall form the liability of that Vendor only; and

(b) given by both of the Vendors shall form the liability of both Vendors jointly and severally.

8.7 Duration of Warranties

Subject to clause 8.8, each Warranty is given only as at the date of this Agreement and immediately prior to Completion, and will remain in full force and effect until the Warranty Expiry Date.

8.8 Warranty Expiry Date

If, before the Warranty Expiry Date, the Purchaser gives the Vendors notice of a Claim (including by way of indemnity) for a breach of any of the Warranties, those Warranties do not cease on the Warranty Expiry Date but will continue to the extent required to enable the Purchaser to prosecute a claim for breach of those Warranties.

8.9 Conditions of payment of Claims for breach

Neither Vendor is liable (including by way of indemnity) for any breach of Warranty until:

(a) the Purchaser has given notice to the Vendors of the Claim in accordance with clause 8.3(a) (disregarding for this purpose the words "by no later than 10 Business Days after the date when the matter giving rise to the Claim first comes to the attention of the Indemnified Party" but without limiting the effect of clause 8.3(a) on the extent of any liability of the Vendors) on or before the Warranty Expiry Date; and

(b) the total amount determined to be payable by the Vendors:

  (i) for a Claim in relation to a breach (or series of breaches) of a single Warranty exceeds $25,000; and

  (ii) for all Claims in relation to breaches of Warranties that would, but for this paragraph (ii), be payable under paragraph (i), exceeds $300,000,

provided that if both paragraphs (i) and (ii) are satisfied, the Vendors are liable to make the full amount of the payment determined to be payable, not just the excess over $25,000 or $300,000 (as applicable).

8.10 Purchaser's Warranties

The Purchaser warrants and represents to the Vendors that each of the Purchaser Warranties is correct.

8.11 Warranties and knowledge of the Vendors

Where Warranties are given "to the best of the Vendor's knowledge", or "so far as the Vendor is aware" or with similar qualification as to the Vendor's awareness or knowledge, the Vendors will be deemed to know or be aware of a particular fact, matter or circumstance if a director, officer or management of any of the Acquired Companies is aware of that fact, matter or circumstance on the date the Warranty is given.

9 Post-Completion obligations

9.1 Vendors' obligations

(a) Notwithstanding Completion, the Vendors will provide the following financial statements to the Purchaser as soon as they are available, but in any event no later than 60 days from the Completion Date:

  (i) the consolidated balance sheet of the Company as of June 30, 2004 and 2005 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the twelve month periods ended June 30, 2005 and 2004, prepared in accordance with US GAAP and audited by a

registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) in accordance with US GAAS and in compliance the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board; and

(ii) the unaudited consolidated balance sheet of the Company as of March 31, 2006 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the nine months ended March 31, 2006 and 2005, prepared in accordance with US GAAP and in compliance the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board.

(b) Within 10 Business Days after Completion, the Vendors will provide the Purchaser, in a form acceptable to the Purchaser in its reasonable discretion, with a written confirmation from RGB Sdn Bhd (157983-T) of No. 8, Green Hall, 10200 Penang, Malaysia ("**RGB**") that RGB agrees that the distributorship agreement dated 10 March 2005 between the Dolphin Subsidiary and RGB ("**Distributorship Agreement**"), is amended to provide that RGB is the non-exclusive distributor of the Product to the End Users within the Territory (as those terms are defined in the Distributorship Agreement).

9.2 Purchaser's obligations

(a) On or before 90 days from the Completion Date, the Purchaser must:

(i) use its best endeavours to obtain the consent of the landlord of the Leases to the release of Purton as a guarantor under the Leases (including providing a bank guarantee from a bank acceptable to the landlord for an amount equal to 12 months rental); and

(ii) use its best endeavours to release Purton from any obligations under the Acquired Companies' financing facilities as at the Completion Date with the National Australia Bank Limited (the "**NAB Facility**") (including providing a stand-by letter of credit from a bank acceptable to the National Australia Bank Limited for an amount equal to at least AUD$1,824,417).

(b) On or before 180 days from the Completion Date, the Purchaser will use its best efforts to obtain approval as may be required by the applicable rules and regulations of the AMEX (or any successor entity) from the shareholders of the Purchaser in accordance with Section 14 of the United States Securities Exchange Act of 1934 with respect to the transactions contemplated by this Agreement, including the issuance of all of the shares of Common Stock issuable upon conversion of the Notes. In connection with obtaining shareholder approval, the Purchaser will:

(i) file a proxy statement with the Securities and Exchange Commission in respect of the foregoing within ten days after the financial statements described in clause 9.1 have been delivered to the Purchaser;

(ii) consult with the Vendors prior to the filing of the proxy statement in respect of any disclosure in the proxy statement relating to the Vendors or the Acquired Companies; and

(iii) use its best endeavours to obtain voting agreements from at least 40% (by number of shares held) of the Purchaser's shareholders, under which those shareholders agree to vote in favour of the transactions contemplated by this Agreement.

(c) Within five Business Days after the Completion Date, the Purchaser must apply to the AMEX to list the Guarantee Shares on the AMEX.

9.3 Indemnity by the Purchaser; payments by the Acquired Companies

(a) From Completion until such time as Purton has been released as a guarantor under the Leases, the Purchaser will indemnify, and keep indemnified, Purton against every Claim arising out of or in relation to Purton's guarantee in relation to the Leases, other than a Claim resulting from a breach of a Warranty.

(b) From Completion until such time as Purton has been released from his obligations under the NAB Facility, the Purchaser will indemnify, and keep indemnified, Purton against every Claim arising out of or in relation to Purton's obligations under the NAB Facility, other than a Claim resulting from a breach of a Warranty.

(c) From Completion until the later of (i) the time at which Purton is released as a guarantor under the Leases and (ii) the time at which Purton is released from his obligations under the NAB Facility, unless the Vendors have agreed to a payment in writing, no payments (by way of dividend, distribution, loan or otherwise) will be made by any of the Acquired Companies to the Purchaser or any of its Affiliates or Related Entities, other than in respect of the provision of bone fide goods or services by the Purchaser or any of its Affiliates or Related Entities to the Acquired Companies on arms length terms.

9.4 Security for certain of the Purchaser's obligations

(a) Effective as at Completion, the Purchaser will cause the Acquired Companies to grant to the Vendors a fixed and floating charge over all of the Non-gaming Business Assets, as security for the payment in full of all of the Purchaser's obligations under clauses 3.3 and 3.4 and under the Notes. The Vendors' fixed and floating charge will be subordinate only to the fixed and floating charge granted by the Acquired Companies in favour of the National Australia Bank Limited. Promptly after Completion (and in any event within ten Business Days after Completion):

(i) the Acquired Companies will enter into a deed of charge in favour of the Vendors (the "**Deed of Charge**"), having such terms as are customary in Australia for a fixed and floating charge over a business like the Non-gaming Business; and

(ii) the Purchaser and the Acquired Companies will execute such documents and take such actions as the Vendors may reasonably request in connection with the registration of the Deed of Charge with the Australian Securities and Investments Commission.

The Vendors will release the Acquired Companies from the Deed of Charge if requested by the Purchaser at any time after all of the Guarantee Shares have been sold by the Vendors or their respective Permitted Transferees and the Purchaser has

paid in full all amounts (if any) required to be paid by it under clauses 3.3(b), 3.3(f) and 3.4(b) and under the Notes.

(b) If the Purchaser fails to pay in full when due:

(i) any amounts required to be paid by it under any of clauses 3.3(b), 3.3(f) or 3.4(b); or

(ii) the principal amount of either or both of the Notes,

at any time after such failure, the Purchaser will be taken to have caused the Acquired Companies to grant to the Vendors an option, exercisable by either or both of the Vendors, to purchase all of the Non-gaming Business Assets for a purchase price of $7,000,000 (the "**Non-gaming Business Option**"). All or any portion of the purchase price for the Non-gaming Business Assets may be paid by the relevant Vendor by transferring Guarantee Shares to the Acquired Companies, and each share so transferred will be deemed to have a value of $3.50.

(c) The Non-gaming Business Option may be exercised by either or both of the Vendors by giving written notice to the Purchaser of the exercise of the option. Within ten Business Days after the exercise of the Non-gaming Business Option:

(i) the relevant Vendor must pay or transfer to the relevant Acquired Company, as payment in full for the Non-gaming Business Assets, cash or Guarantee Shares or both, in the total amount of $7,000,000, less any amount that the Purchaser shall have failed to pay under any of clauses 3.3(b), 3.3(f) or 3.4(b) or under the Notes; and

(ii) upon payment of the purchase price described in the previous sub-paragraph, the relevant Acquired Company must transfer (and the Purchaser must cause the relevant Acquired Company to transfer) to the relevant Vendor (or any of the Vendor's Affiliates or Related Entities nominated by the Vendor) all of the Non-gaming Business Assets. For the avoidance of doubt, the relevant Vendor, Affiliate or Related Entity will not be required to assume any liabilities of the Non-gaming Business except for liabilities incurred after the transfer under any agreements assigned or novated to the relevant Vendor, Affiliate or Related Entity.

10 Confidentiality

10.1 Confidential Information

Except as permitted by sub-clause 10.2, a Recipient must not:

(a) disclose any Confidential Information to a third party;

(b) at any time (whether during or after this Agreement) use the Confidential Information for the Recipient's own or another's advantage; or

(c) copy or duplicate (or allow the copy of duplication of) any Confidential Information.

10.2 Disclosure of Confidential Information

The obligations in sub-clause 10.1 do not apply to the extent that:

(a) it is necessary to enable the Purchaser to deal with an Acquired Company after Completion;

(b) the Disclosing Party has authorised in writing the specific use or disclosure of Confidential Information;

(c) a Recipient discloses to an Authorised Person in accordance with clauses 10.3 and 10.4 below; or

(d) the Recipient is required by law to disclose specific Confidential Information.

10.3 Obligations if there is disclosure to Authorised Persons

If a Recipient discloses Confidential Information to an Authorised Person, the Recipient must inform the Authorised Person receiving the Confidential Information that:

(a) the Confidential Information is confidential; and

(b) the Authorised Person receiving the Confidential Information must keep it confidential.

10.4 Disclosure to Authorised Persons

The Recipient must:

(a) ensure that each Authorised Person complies with the requirements of this clause 10; and

(b) ensure that each Authorised Person signs a confidentiality agreement for the benefit of the Disclosing Party and, where the Disclosing Party is the Purchaser, each Acquired Company, that is at least as restrictive as this clause 10.

10.5 Use and disclose of Company related Confidential Information after Completion

On and from the Completion Date, all Confidential Information relating to the Acquired Companies will be deemed to be the Confidential Information of the Purchaser for the purposes of this Agreement. The provisions of this Agreement will then apply to that information as though the information was disclosed by the Purchaser to the Vendors.

10.6 Use of Purchaser Information

Each of the Vendors understands that in the course of the discussions he or it may come into possession of material non-public information concerning the Purchaser under U.S. securities laws and regulations and will not, and will use his or its best efforts to cause its affiliates and personnel to not, effect any purchase or sale of Common Stock or effect any transaction involving a derivative security relating to Common Stock (including, but not limited to, options, warrants, puts, calls, collars and the like) so long as such person is in possession of material non-public information relating to the Purchaser.

11 Publicity and public announcements

No party will make any public announcement or statement concerning the negotiations of the parties, the subject matter of this Agreement, or any of the transactions contemplated by this Agreement without the prior approval of the other parties (such approval not to be unreasonably withheld); provided, however, that the Purchaser may make such public announcements as may be required under applicable rules and regulations of the SEC and AMEX if it gives the Vendors reasonable prior notice of such announcements. Subject to the foregoing, the parties must in good faith agree, at or before Completion, the form or forms of press announcement or public statements that they will each make, including any disclosure which is required pursuant to any applicable law, or to any regulatory body or Governmental Agency, or pursuant to the rules of any stock exchange.

12 Method of payment

Any payment to be made under this Agreement in the form of cash must be made by one of the following methods:

(a) a bank draft or a bank cheque;

(b) direct deposit of cleared funds to the credit of a bank account specified by the payee to the payer at least two Business Days before the anticipated date of the payment; or

(c) any other lawful form of payment that the parties agree in writing.

13 Interest on default

13.1 Default

If a party does not pay an amount on time, the party is in default.

13.2 Interest

The party must pay interest on the unpaid amount:

(a) from the time that amount is due until that amount is paid in full; and

(b) at the rate fixed from time to time by the Victorian Attorney General under the *Penalty Interest Rates Act* 1983 (Vic) on the amount in default.

13.3 No effect on other rights

This right to require payment of interest is without prejudice to any other rights and remedies regarding the default.

14 GST

14.1 Definitions

For the purpose of this clause:

(a) **GST** means GST within the meaning of the GST Act;

(b) **GST Act** means *A New Tax System (Goods and Services Tax) Act* 1999 (as amended); and

(c) expressions set out in italics in this clause bear the same meaning as those expressions in the GST Act.

14.2 Reimbursements and indemnities

If one of the parties to this Agreement is entitled to be reimbursed or indemnified for any loss, cost, expense or outgoing, then the amount of the reimbursement will be net of any input tax credit which may be claimed by the party being reimbursed or indemnified in relation to that loss, cost expense or outgoing. If one of the parties to this Agreement is entitled to be reimbursed or indemnified for an amount calculated by reference to revenue or turnover or similar, then the amount of the reimbursement will be net of any component of that revenue or turnover or similar which is or can reasonably be regarded as (or would have been) compensation for GST.

14.3 Taxable supply and GST

If a party makes a taxable supply in connection with this Agreement, then unless this Agreement expressly provides for consideration to be given for that taxable supply and that that consideration is GST inclusive, the party liable to pay for the taxable supply must also pay, at the same time and in the same manner as consideration for that supply is otherwise payable under this Agreement (or otherwise, subject to this clause, on demand), the amount of any GST payable in respect of the taxable supply.

14.4 Tax invoice

A party's right to payment under clause 14.3 is subject to a valid *tax invoice* being delivered to the party liable to pay for the *taxable supply*.

15 Costs and stamp duty

15.1 Purchaser to pay stamp duty

The Purchaser must pay all stamp duty (including any fines and penalties relating to a failure to pay stamp duty) which is payable on or relating to the execution of this Agreement and any instrument executed in accordance with this Agreement.

15.2 Costs

Except where clause 15.1 applies, each party must pay its own costs of negotiating, preparing and executing this Agreement and performing its obligations under this Agreement.

16 Dispute resolution

16.1 Any dispute to be mediated

(a) Subject to paragraph 16.1(b) below, if any dispute or difference arises between the parties to this Agreement as to the construction of this Agreement or as to any matter or thing of whatever nature arising under or in connection with this Agreement, then such dispute or difference shall, unless resolved within 30 days of the date upon

which notice of the dispute or difference is given by a party to this Agreement, be submitted to mediation in accordance with clause 16.2.

(b) A party is not required to comply with this clause 16 where a party seeks urgent injunctive relief or where the dispute relates to compliance with this clause.

16.2 Mediation procedure

The mediation procedure shall be as follows:

(a) a party may start mediation by serving a mediation notice on the other party within 14 days of the expiration of the 30 day period referred to in clause 16.1;

(b) the notice must state that a dispute has arisen and identify what the dispute is;

(c) the parties must jointly request appointment of a mediator. If the parties fail to agree on the appointment within seven days of service of the mediation notice, either party may apply to the president of the Law Institute of Victoria to appoint a mediator;

(d) once the mediator has accepted the appointment the parties must comply with the mediator's instructions; and

(e) if the dispute is not resolved by agreement between the parties within 30 days of the appointment of the mediator, or any other period agreed by the parties in writing, the mediation ceases.

16.3 Cost for mediation

The mediator may fix the costs for mediation that must be paid equally by the parties.

16.4 Settlement of dispute

If the dispute is settled, all parties must sign the terms of agreement and these terms are binding on the parties.

16.5 Confidentiality

The mediation is confidential and statements made by the mediator or the parties and discussions between the parties to the mediation before after or during the mediation, cannot be used in the legal proceedings.

16.6 Mediator

The mediator is not bound by the rules of natural justice and may discuss the dispute with a party in the absence of any other party.

17 Expert determination

(a) If the parties cannot agree the amount of any of the Purchaser's indemnification Claims against the Vendors (**Disputed Amount**) then the Purchaser may not set off those Claims under clause 8.3(a) against amounts it owes the Vendors under clause

3.3 unless and until the Disputed Amount has been determined by an Expert in accordance with this clause 17.

(b) An Expert appointed for the purposes of this clause 17 must be instructed to decide within the shortest practicable time the Disputed Amount and to deliver to the parties a report (**Expert's Report**) stating the Expert's opinion as to the Disputed Amount.

(c) The parties must promptly provide all information and assistance the Expert reasonably requests for the purpose of the Expert's Report. The parties may make a submission to the Expert in respect of the Disputed Amount and may make a response to the submission of the other party.

(d) The Expert will act as an expert, not as an arbitrator, in determining the dispute and the Expert's decision is final, conclusive and binding on the parties (except in the case of manifest error).

(e) The cost of the Expert (if appointed) must be paid by the parties in the proportions determined by the Expert and the parties must instruct the Expert to make a decision on this matter. If the Expert is, for any reason whatsoever, unable to make a decision on the matter and so certifies to the parties, the cost of the Expert must be shared equally and paid by the parties.

18 Exclusivity and Liquidated Damages

The Vendors agree that from the date hereof until the earlier of (i) the date the parties mutually agree to terminate this Agreement, or (ii) 15 July 2006 (the earlier to occur of such dates is referred to as the "**Termination Date**"), the Vendors will not, and will not permit the Company or Dolphin Subsidiary to, solicit, or initiate, engage in or encourage discussions with, or enter into any agreement with, any party relating to the possible acquisition of the Company or Dolphin Subsidiary (by way of merger, purchase of capital stock, purchase of assets, license, lease or otherwise) or any material portion of either company's capital stock or assets (collectively, a "**Restricted Transaction**") or permit any of their officers, directors, representatives, employees, or agents, or the officers, directors, representatives, employees, or agents of the Company or Dolphin Subsidiary, to enter into such an agreement. Further, in the event that during this period the Company or Dolphin Subsidiary or any of their affiliates is contacted by any third party expressing an interest in discussing a Restricted Transaction involving the Company or Dolphin Subsidiary, Vendors will promptly (within one day of receipt) provide the Purchaser with the name of the potential acquirer and the terms and conditions of such proposed Restricted Transaction. If (a) a Vendor breaches this clause 18, and (b) within one year after such date, Vendors, or either of them, the Company, Dolphin Subsidiary or any officers, directors, representatives, or agents of a Vendor, the Company or Dolphin Subsidiary signs a letter of intent or agreement related to the acquisition of a material portion of the capital stock, assets, or business of the Company or Dolphin Subsidiary, in whole or part whether directly or indirectly, through purchase, mergers, consolidations or otherwise (other than sale of inventory or immaterial portions of the assets of either the Company or Dolphin Subsidiary in the ordinary course of businesses) and such transaction is ultimately consummated, then, immediately upon the closing of such transactions, Vendors shall be jointly and severally liable to immediately pay to the Purchaser the sum of Two Million US dollars (US$2,000,000) as reimbursement of the costs, expenses or losses suffered or incurred directly or indirectly by the Purchaser in connection with the transactions contemplated by this Agreement. The parties acknowledge and agree that such

costs, expenses and losses cannot accurately be ascertained at this time but that Two Million US dollars is a genuine and reasonable estimate of those costs, expenses or losses.

19 Termination

19.1 Right to terminate before Completion

This Agreement may be terminated:

(a) by mutual written agreement between the Vendors and the Purchaser; or

(b) by either party:

(i) if the acquisition of the Shares is enjoined or becomes illegal; or

(ii) if the other party is in material breach of the Agreement that cannot be remedied or, if the breach can be remedied, it is not remedied to the reasonable satisfaction of the other party within 14 days after the non-defaulting party notifies the defaulting party of the material breach.

19.2 Procedure and Effect of termination

In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to this clause 19, written notice thereof will be given to all other parties and this Agreement will terminate (except to the extent provided below) and the transactions contemplated hereby will be abandoned, without further action by any of the parties hereto. If this Agreement is terminated, then in addition to any other rights or remedies provided by law:

(a) each party is released from its obligations under this Agreement, other than in relation to clause 10 (Confidentiality) and clause 11 (Public announcements);

(b) each party retains any rights, entitlements or remedies it had against any other party in connection with any breach or Claim that has arisen before termination;

(c) the Purchaser must return to the Vendors all documents and other materials in any form which are in its possession, power or control which contain information about the Shares, the Company or the Dolphin Subsidiary; and

(d) each party must cease, and procure their officers, employees and advisers to cease, using the Confidential Information of the other parties and, at the other party's option:

(i) return to the other party;

(ii) destroy and certify in writing to the other party the destruction of; or

(iii) destroy and permit a representative of the other party to witness the destruction of,

all Confidential Information of the other parties in their possession or control;

(e) the Purchaser must execute a deed of variation to vary the licensing and manufacturing agreement dated 27 February 2006 between the Purchaser and the Dolphin Subsidiary as provided in the Purchaser's letter to the Dolphin Subsidiary

dated 27 February 2006 (a copy of which is attached to this Agreement as Annexure B).

20 Notices

20.1 General

Unless stated otherwise in this Agreement, a notice, consent, approval, waiver or other communication in connection with this Agreement must be in writing in English and signed by the sender or a person authorised by the sender.

20.2 How to give a notice

In addition to any other lawful means, notices may be:

(a) delivered personally to a party or left at a party's current address for notices (as set out in clause 20.7 or as amended from time to time);

(b) sent by pre-paid mail to a party's current address for notices (as set out in clause 20.7 or as amended from time to time); or

(c) transmitted by facsimile to a party's current fax number for notices (as set out in clause 20.7 or as amended from time to time).

20.3 When effective

Notices take effect from the time they are received (or deemed to have been received), unless a later time is specified.

20.4 After hours communications

If a notice is received after 5.00 pm in the place of receipt, or on a day which is not a Business Day, that notice is deemed to have been received at 9.00 am on the next Business Day.

20.5 Notices by post

If a notice is sent by pre-paid mail, that notice is deemed to have been received on the third Business Day after posting.

20.6 Notices by facsimile

If a notice is transmitted by facsimile, that notice is deemed to have been received when the sender's fax machine produces a report that the fax was sent in full to the addressee. That report is conclusive evidence that the addressee received the fax in full at the time indicated on the report.

20.7 Delivery addresses

The details for delivery of notices are:

The Vendors - Purton

Address: 99 Hotham Street, East Melbourne, Victoria, Australia

Facsimile: (+613) 9455-3877

Synwood

Address: 600 Waterdale Road, Heidelberg West, Victoria, Australia

Facsimile: (+613) 9455-3877

The Purchaser

Address: 6830 Spencer Street, Las Vegas, Nevada, United States of America

Facsimile: (720) 733-7197

Attention: Mark R. Newburg

with a copy to Preston Gates & Ellis, LLP:

Address: 1900 Main Street, Suite 600, Irvine, California United States of America

Facsimile: (949) 253-0902

Attention: Daniel K. Donahue

20.8 Amendment of delivery details

A party may amend its details for delivery of notices from time to time by notice to the other parties.

21 Relationship of the Vendors

(a) Each Vendor appoints the other to act as their agent when exercising any or all of the rights, responsibilities or obligations in connection with this Agreement. Each Vendor accepts the appointment.

(b) The Vendors acknowledge that the Purchaser may rely on the authority granted under sub-clause (a), so that any decision or representation made by a Vendor represents both Vendors and binds each Vendor jointly and severally.

22 No merger

The rights and obligations of the parties set out in this Agreement will not merge on termination or completion of this Agreement.

23 Assignment

A party may not assign or otherwise deal with any of its rights or obligations under this Agreement without the prior written consent of the other parties.

24 Amendment

This Agreement may only be altered or varied in writing signed by each party.

25 Waiver

25.1 No waiver

If a party:

(a) fails to exercise any right given by or under this Agreement;

(b) permits a relaxation or indulgence to another party; or

(c) does not exercise any right fully or at a given time,

then that is not a waiver of that right, and the party may still exercise it later.

25.2 Waiver must be in writing

A provision of this Agreement or a right created under it, may not be waived except in writing signed by the parties to be bound.

26 Approval or consent

26.1 Giving consent

Unless this Agreement expressly states otherwise, a party may not unreasonably withhold, or unduly delay, any approval or consent that the party may be requested to give under this Agreement.

26.2 No warranty or representation

By giving its approval or consent about any matter dealt with in this Agreement, a party does not make any representation or give any warranty about anything relating to the subject matter of the consent or approval.

27 Entire agreement

This Agreement, including the Schedules and Annexures attached hereto, contains the entire agreement between the parties about its subject matter and supersedes all previous communications, representations or agreements between the parties on the subject matter.

28 Severability

If any provision of this Agreement is:

(a) void;

(b) voidable by a party;

(c) unenforceable; or

(d) illegal,

it is to be read down so as to be valid and enforceable or, if it can not be read down, the provision is or, where possible, the offending words are to be severed from this Agreement without affecting the validity or enforceability of the remaining provisions (or parts of those provisions) of this Agreement.

29 Further steps

Each party agrees to do everything necessary or desirable to give full effect to this Agreement and the transactions contemplated by it, including:

(a) executing all documents; and

(b) ensuring its employees and agents perform their obligations.

30 Counterparts

This Agreement may be executed in any number of counterparts. All counterparts, taken together, constitute one agreement.

31 Time of the essence

Time is of the essence of this Agreement.

32 Governing law and jurisdiction

32.1 Governing law

This Agreement is governed by the law in force in the State of Victoria, Australia.

32.2 Jurisdiction of courts

The parties submit to the non-exclusive jurisdiction of courts of the State of Victoria including the Federal Court sitting in the State of Victoria and any courts that may hear appeals from those courts about any proceedings in connection with this Agreement.

33 Fees and Expenses

The Purchaser, on the one hand, and the Vendors, on the other hand, will each pay their own fees and expenses (including legal, accounting, investment banking and financial advisory fees and expenses) in connection with the transactions contemplated by this Agreement.

34 Miscellaneous

The parties acknowledge and agree that if the Completion occurs, upon Completion, each of:

(a) Section 12 of that certain License and Manufacturing Agreement, dated February 22, 2006, between the Purchaser and the Dolphin Subsidiary; and

(b) the Purchaser's letter to the Dolphin Subsidiary dated 27 February 2006 (a copy of which is attached to this Agreement as Annexure B),

will automatically be terminated (without any further action of the parties thereto) and shall thereafter be null and void.

EXECUTED as an agreement

Schedule 1 - Company

The Company

Name: Dolphin Advanced Technologies Pty Limited

ACN: 007 081 996

Place and Date of Incorporation: Victoria, 4 October 1988

Registered Office: 600 Waterdale Road, Heidelberg West, Victoria

Issued Share Capital: 12 fully paid ordinary shares

The Shares

- Purton – six fully paid ordinary shares in the Company
- Synwood - six fully paid ordinary shares in the Company

Schedule 2 - Warranties

Vendors' Warranties

The disclosure schedule attached hereto as Schedule 2A (the "**Vendor Disclosure Schedule**") is divided into sections that correspond to the sections of this Schedule 2. The Vendor Disclosure Schedule comprises a list of exceptions to the truth and accuracy of, and disclosures or descriptions required by, the representations and warranties set forth in this Schedule 2. Nothing in the Vendor Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Vendor Disclosure Schedule identifies the exception with reasonable particularity and, unless the nature of the exception can reasonably be determined by reviewing a written document identified by way of the exception, describes the relevant facts in reasonable detail.

1 Vendors' standing and authority

1.1 Agreement will be binding

This Agreement is a binding and enforceable obligation of the Vendors, and all other agreements contemplated by this Agreement will be binding and enforceable obligations of the Vendors.

1.2 Vendors' authority and power

(a) Purton has full power to enter into and perform his obligations under this Agreement and can do so without the consent of any other person.

(b) Synwood:

(i) is validly existing and in good standing;

(ii) has taken all necessary action to authorise the execution, delivery and performance of this agreement with its terms; and

(iii) has full power to enter into and perform its obligations under this Agreement and can do so without the consent of any other person.

1.3 No contravention or exceeding power

The execution, delivery and performance of this Agreement by:

(a) Purton complies with:

(i) the Acquired Companies' constitution and other governing documents, each law, regulation, authorisation, ruling, judgment, order or decree of any Government Authority and will not require the consent, approval, order or authorization of or from, or registration, notification, declaration or filing with any individual or entity, including without limitation any Government Authority; and

(ii) any Encumbrance or document which is binding on Purton; and

(iii) and will not be in conflict with, or constitute a default (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Purton is a party or by which Purton or Purton's properties or assets is or may be bound; and

(b) Synwood complies with:

(i) the Acquired Companies' constitution and other governing documents, each law, regulation, authorisation, ruling, judgment, order or decree of any Government Authority and will not require the consent, approval, order or authorization of or from, or registration, notification, declaration or filing with any individual or entity, including without limitation any Government Authority;

(ii) the constitution or other constituent documents of Synwood;

(iii) any Encumbrance or document which is binding on Synwood; and

(iv) and will not be in conflict with, or constitute a default (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default) under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Synwood is a party or by which Synwood or Synwood's properties or assets is or may be bound.

1.4 No insolvency or winding up

(a) An insolvency event has not occurred to Purton.

(b) An insolvency event has not occurred to Synwood.

2 The Acquired Companies' standing and authority

2.1 Acquired Companies' standing

Each of the Acquired Companies:

(a) is validly existing and in good standing;

(b) other than the Dolphin Subsidiary, is accurately described in Schedule 1;

(c) has full corporate power to own its own properties, assets and businesses and to carry on the businesses it conducts at the date of this Agreement;

(d) has good and marketable title to all of its material assets used in the operation of its business or businesses;

(e) does not have any charges over its assets, property, intellectual property or agreements;

(f) is not a guarantor, is not a party to a guarantee and is not the subject of a guarantee;

(g) is not a trustee, nor has any trusts under its control, nor is it subject to or is controlled by any trusts;

(h) is duly qualified or licensed to do business in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing; and

(i) does not have any loans to or guarantees in respect of any obligations of either of the Vendors, any of their respective Affiliates or Related Entities or a subsidiary of Synwood.

2.2 No insolvency or winding up

An insolvency event has not occurred to the Company or the Dolphin Subsidiary.

2.3 Compliance with applicable laws and constitution

The Acquired Companies have conducted their affairs in accordance in all material respects with all applicable laws and in accordance with its constitution.

2.4 Consents

The Acquired Companies are not required to obtain the consent of any Government Authority to permit them to operate in the manner in which their respective businesses are presently being operated. The Acquired Companies possess all permits, licenses and other authorizations from all Government Authorities necessary to permit them to operate their respective businesses in the manner in which it presently is conducted and the consummation of the transactions contemplated by this Agreement will not prevent the Acquired Companies from being able to continue to use such permits, licenses and operating rights. The Acquired Companies are not restricted by agreement from carrying on their respective businesses or any part thereof anywhere in the world or from competing in any line of business with any person or entity. Neither the Acquired Companies nor the Vendors have received notice of any violation of any such applicable law, and to the Vendors knowledge, are not in default with respect to any order, writ, judgement, award, injunction or decree of any Government Authority.

2.5 Company names

The Acquired Companies do not trade under a name other than their respective corporate names (excluding trademarks or business names registered in a name other than its corporate name, all of which (if any) are set forth in Schedule 4).

3 Company's shares, constitution and membership

3.1 Constitution

The copy of the constitution of the Acquired Companies given to the Purchaser is complete and accurate in all material respects.

3.2 Register of members

The register of members of the Company is a true and accurate record of its members as at the date of this Agreement and as of the Completion Date.

3.3 Share capital

(a) The Shares:

(i) comprise the entire issued share capital of the Company;

(i) are fully paid;

(ii) were validly issued;

(iii) were not issued in violation of any pre-emptive rights or similar rights of any other party; and

(iv) are owned beneficially and of record by the Vendors.

(b) At Completion the Purchaser will acquire the full legal and beneficial ownership of the Shares free and clear of all Encumbrances, subject to registration of the Purchaser in the register of members.

3.4 Sangster Purton Family Trust

(a) The Sangster Purton Family Trust was duly and validly constituted, in accordance with the laws in force in Victoria on 19 June 1995.

(b) No alteration has been made to the Sangster Purton Trust Deed or other documents of the Sangster Purton Family Trust, other than those disclosed.

(c) Synwood has not granted any power of attorney or appointed any person as alternative or substitute trustee in respect of the Sangster Purton Family Trust.

(d) Synwood is not in default under the Sangster Purton Family Trust including under the Sangster Purton Trust Deed.

(e) No powers conferred on Synwood by the Sangster Purton Trust Deed have been delegated.

(f) No vesting date has been determined under the provisions of the Sangster Purton Trust Deed.

(g) There are no claims against any of the Trust Fund.

(h) No person has any right (including any option or right of first refusal) to purchase any of the assets of the Sangster Purton Family Trust.

(i) No part of the Trust Fund has been re-settled, set aside or transferred to any other trust or person.

(j) No capital distributions from the Trust Fund have been made either in specie or otherwise and no beneficiary under the Sangster Purton Trust Deed has been allowed the use or occupation of the Trust Fund.

(k) The Vendors have not blended or mixed the Trust Fund or, other than in the ordinary course of business, compromised any Claim in relation to it.

(l) There are no restrictions or limitations on the right of Synwood to be indemnified out of the Trust Fund other than if the loss is attributable to Synwood's own neglect or dishonesty.

(m) The Sangster Purton Family Trust is not liable, whether contingently or otherwise and whether as guarantor, indemnifier, co-principal debtor or co-principal obligor for the liabilities of any third party.

3.5 Options, restrictions or convertible securities

There are no:

(a) securities convertible into or exchangeable for shares of any of the Acquired Companies;

(b) options, warrants, calls, rights, contracts, agreements, commitments, understandings, arrangement or other entitlements:

   (i) over the Shares or other securities of any of the Acquired Companies; or

   (ii) to have Shares in the Company or any of the Acquired Companies issued; or

   (iii) with respect to the issuance, sale, delivery or transfer of the Shares or any other capital stock or other security of any of the Acquired Companies, including any right of conversion or exchange under any security or other instrument.

(c) restrictions on the transfer of any Shares in the Company or any other capital stock or other security of any of the Acquired Companies; or

(d) Encumbrances over or affecting any of the Shares or any other capital stock or other security of any of the Acquired Companies.

4 Group structure

4.1 Dolphin Subsidiary

The Dolphin Subsidiary is a wholly owned subsidiary of the Company. The Company has no other subsidiaries, direct or indirect.

4.2 No partnerships or associations

The Acquired Companies:

(a) do not act or carry on business in partnership with any other person;

(b) are not a member of any corporate or unincorporated body, undertaking or association (other than a trade association); or

(c) do not hold any share or security (other than a share or security in a trade association).

5 Accounts

(a) **Annexure A** contains a copy of the Accounts. Except as disclosed therein: (i) the Accounts are in accordance with the books and records of the Acquired Companies and the net assets set out in the Accounts are within 5% of the net assets that will be set out in the financial statements to be delivered to the Purchaser pursuant to clause 9.1 of the Agreement, will have been prepared in conformity with US GAAP (except as stated therein or in the notes thereto); and (ii) the aforesaid Accounts are true, complete and accurate in all material respects and fairly present the financial position of the Acquired Companies as of the respective dates thereof, and the income or loss for the periods then ended.

(b) Except as set forth in Section 5 of the Vendor Disclosure Schedule:

(i) the Acquired Companies have good right, title and interest in and to all of their respective receivables reflected in most recent balance sheet included in the Accounts and those acquired and generated since the date of such balance sheet (except for those paid since the date of such balance sheet);

(ii) none of such receivables is subject to any Encumbrance;

(iii) all of the receivables owing to the Acquired Companies constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no known claims, refusals to pay or other rights of set-off against any thereof;

(iv) no account or note debtor is delinquent in payment by more than sixty (60) days beyond the due date;

(v) the aging schedule of receivable accounts of the Acquired Companies previously furnished to the Purchaser or its Affiliate is complete and accurate as at the date of that schedule;

(vi) the Vendors are not aware of any reason why any receivable will not be collected in accordance with its terms.

(c) All payables by the Acquired Companies arose in bona fide transactions in the ordinary course of business and no such payable is delinquent by more than sixty (60) days beyond the due date in its payment.

(d) To the knowledge of the Vendors, the Acquired Companies do not have any liabilities or obligations of any kind whatsoever, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, direct or indirect, contingent or otherwise and whether due or to become due (referred to herein individually as a "Liability" and collectively as "Liabilities"), other than: (a) Liabilities that are fully reflected or reserved for in the Accounts; (b) Liabilities incurred by the Acquired Companies in the ordinary course of business after March 31, 2006 (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law); (c) Liabilities incurred by the Acquired Companies as contemplated by or in connection with this Agreement or at the Purchaser's request or Liabilities incurred in order to complete the sale and purchase of the Shares; or (d) Liabilities for executory obligations to be performed after the Completion including the preparation of accounts required to satisfy the Purchaser's SEC requirements.

6 Ownership of assets

(a) Except for the assets that are the subject of equipment leases and intellectual property licences disclosed in Section 6 of the Vendor Disclosure Schedule or in respect of off the shelf software packages as to which the relevant Acquired Company has a non-exclusive licence:

(i) the Acquired Companies have good and marketable title to all of the property and assets owned by them, free from any Encumbrance;

(ii) the Acquired Companies have not agreed to give or create any Encumbrance over any of their property or assets;

(iii) the property and assets used by the Acquired Companies or on its premises are not let on hire or hire purchase or sold on deferred terms; and

(iv) the material items of equipment, vehicles and other material personal property used by the Acquired Companies (whether or not reflected in the Accounts or acquired after the date thereof) are in good operating condition and repair (except for ordinary wear) and fit for the intended purposes thereof as at the Completion Date, and to the Vendors' knowledge no material maintenance, replacement or repair has been deferred or neglected.

(b) The Acquired Companies own, or have the right to use, all of the assets that are material for the conduct of the business as carried on by the Acquired Companies at the date of this Agreement and at Completion.

7 Intellectual Property Rights

7.1 List of Intellectual Property Rights

Schedule 4 contains:

(a) a complete and accurate list of all Owned Intellectual Property Rights registered by an Acquired Company and owned and used by the Acquired Companies in their businesses;

(b) a complete and accurate list of all licenses of Intellectual Property Rights (other than in respect of off the shelf software packages as to which the relevant Acquired Company has a non-exclusive licence) held by an Acquired Company and used by the Acquired Companies in their businesses; and

(c) with respect to registered Owned Intellectual Property Rights, a complete and accurate list of all jurisdictions in which those Intellectual Property Rights are registered or applied for, and all classifications, registration numbers, application numbers, registration dates, expiration dates and registered owners of those Intellectual Property Rights.

7.2 Title

Either Acquired Company or both of them are the sole legal and beneficial owners of the Owned Intellectual Property Rights.

7.3 No encumbrances

There are no Encumbrances over or affecting any of the Owned Intellectual Property Rights.

7.4 No licences or assignments

The Acquired Companies have not licensed, assigned or otherwise disposed of any right, title or interest in the Owned Intellectual Property Rights.

7.5 Exclusive and unrestricted right to deal with Intellectual Property Rights

The Acquired Companies have an exclusive and unrestricted right to exploit, grant licences and otherwise deal with the Owned Intellectual Property Rights.

7.6 Intellectual Property Rights valid and enforceable

The Acquired Companies' interests and rights in the Owned Intellectual Property Rights are valid and enforceable in accordance with the laws in the jurisdictions where those Intellectual Property Rights are registered.

7.7 No threats or vulnerability to registration

The Vendors are not aware of any:

(a) Claim, proposed Claim, action or proposed action by any Government Authority or person to challenge, threaten, cancel, re-examine or contravene any of the Acquired Companies' rights in any Intellectual Property Rights; or

(b) information, act or omission that may allow any person or Government Authority to seek cancellation, rectification or other modification of the registration of any Owned Intellectual Property Rights.

7.8 No infringement or third party use of Intellectual Property Rights

The Vendors are not aware of any:

(a) infringement, interference or misappropriation of the Intellectual Property Rights by any person; or

(b) facts, matters or circumstances upon which the validity or effectiveness of the Intellectual Property Rights may be challenged.

7.9 No other Intellectual Property Rights required for the business

The Acquired Companies do not use or require in their respective businesses any business names, trade marks, service marks, trade names, patents or patent applications, other than the Intellectual Property Rights and licences in respect of patented intellectual property that is used or incorporated in the machinery and equipment used by the Acquired Companies in their respective businesses. All license agreements relating to Licensed Intellectual Property Rights are enforceable in accordance with their respective terms and the Acquired Companies are not in default in any material respect under any of such licenses nor does any circumstance exist which with notice or lapse of time, or both, would constitute a material default, or would constitute a basis for a claim of non-performance, on the part of the Acquired Companies or, to the knowledge of the Vendors, any other party thereto (other than the Purchaser).

To the Vendors' knowledge, no employee of any Acquired Company has entered into any contract (other than with an Acquired Company) that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his or her work to anyone other than the Acquired Companies.

7.10 No notice of infringement of third party intellectual property rights

In the five year period prior to the Completion Date, none of the Acquired Companies has interfered with, infringed upon, misappropriated, or otherwise violated any intellectual property rights of third parties, and none of the Vendors and the directors and officers (and employees with responsibility for intellectual property matters) of any of the Acquired Companies has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Acquired Companies must license or refrain from using any intellectual property rights of any third party), in each case where the interference, infringement, misappropriation or violation has resulted in or would reasonably be likely to result in a Material Adverse Effect.

7.11 No fees or royalties payable

Other than as set forth on Schedule 7, the Acquired Companies do not pay any royalties, licence fees or similar fees in connection with the use of any Intellectual Property Rights.

7.12 Information technology systems

The Acquired Companies own or hold licences to use the information technology systems, hardware and software used by the Acquired Companies in the conduct of the businesses of the Acquired Companies as at the date of this Agreement.

8 Leased Premises

8.1 Leases are complete and enforceable

(a) Each Lease:

(i) is a complete recordings of its terms and there is no other agreement, document or understanding to which an Acquired Company is a party in relation to the Leased Premises; and

(ii) is current and enforceable (subject to relevant law).

(b) The Sub-Lease:

(i) is a complete recordings of its terms and there is no other agreement, document or understanding to which an Acquired Company is a party in relation to the Sub-Leased Premises; and

(ii) is current and enforceable (subject to relevant law).

8.2 Exclusive occupation

Dolphin Subsidiary has exclusive occupation and enjoys peaceful and undisturbed possession of the Leased Premises subject to the Sub-Lease, and, so far as the Vendors are aware, holds all licences, rights, interests and privileges necessary for the conduct on the Leased Premises of the business of the Acquired Companies as carried on at Completion.

8.3 Leased Premises fit for purpose

Each of the buildings and other structures on the Leased Premises is in a condition and state of repair as to be substantially fit for the purpose for which it is currently used and otherwise complies in all material respects with applicable laws and industrial health and safety regulations.

8.4 No breach

None of the Acquired Companies are:

(a) in default in the payment of rent or other moneys under the Leases; or

(b) in breach of or default under any lease, agreement or covenant in relation to the Leased Premises any other material obligation, and the sale of the Shares contemplated by this agreement will not trigger any such breach or default.

8.5 No notices

The Acquired Companies have not received from any Third Party any notice to vacate or notice to quit or otherwise terminate the Leases.

8.6 No agreement to assign or part with possession

Except for the Sub-Lease, the Acquired Companies have not agreed to any assignment, subletting, parting with possession or surrender of the Leases or any part of the Leased Premises.

8.7 Interests in land

The Acquired Companies do not have any interest in land except for its interest in the Lease and Sub-Lease.

8.8 Defects

So far as the Vendors are aware, the Leased Premises are not subject to any material defect which will, or would reasonably be likely to materially decrease their ability to be used in the existing business of the relevant Acquired Companies at Completion.

8.9 Governmental notices and proposals

(a) The Acquired Companies have not received any notice from a Government Authority related to the Leased Premises or Sub-Leased Premises which will, or would reasonably be likely to, have a Material Adverse Effect on the Acquired Companies.

(b) So far as the Vendors are aware, no proposals have been made or are intended to be made by a Government Authority:

(i) concerning the compulsory acquisition or resumption of, or the change of the planning or zoning affecting the Leased Premises or the Sub-Leased Premises;

(ii) requiring material work to be done or material expenditure to be made on or in respect of any of the Leased Premises or the Sub-Leased Premises; or

(iii) which will, or would reasonably be likely to, have a Material Adverse Effect on any of the Leased Premises or the Sub-Leased Premises or its use by the Acquired Companies.

8.10 Location

The business of the Acquired Companies as carried on at Completion is carried on only at the Leased Premises.

8.11 Consents

Each material consent required under any legislation for any development or use carried out by the Acquired Companies on the Leased Premises has been properly obtained. All conditions or

restrictions imposed in any such consent have been observed and performed in all material respects.

9 Environment

9.1 Environmental

(a) There are no factors affecting the Leased Premises which will, or would reasonably be likely to, give rise to any liability for any of the Acquired Companies under, or arising from any act or omission of any of the Acquired Companies which is a breach of its obligations under, any environmental laws, other than any such liability or breach that has not had and would not reasonably be likely to have a Material Adverse Effect.

(b) No act or omission has occurred and there is no circumstance relating to the Leased Premises or the business as conducted by the Acquired Companies which had or is likely to have an effect on the Environment which has given rise to or may give rise to the requirement of expenditure by an Acquired Company in respect of the business as conducted by the Acquired Companies or the Leases Premises, or the cessation or alteration of any activity of the business as conducted by the Acquired Companies or at the Leased Premises, other than any such expenditure, cessation or alteration that has
0Notices ž _Toc139850211 \hPAGEREF
20.1General ž _Toc139850212 \hPAGEREFNo Dangerous Substances

9.2 No Dangerous Substances

So far as the Vendors are aware, none of the Acquired Companies have used, disposed of, generated or deposited any Dangerous Substance on, or transported, released or emitted any Dangerous Substance from, the Leased Premises where such actions will, or would reasonably be likely to, have a Material Adverse Effect on the Acquired Companies.

9.3 Waste

There are no:

(a) underground storage tanks present on the Leased Premises; or

(b) agreements with any contractor for disposal of waste which relates to the Acquired Companies or the Leased Premises.

9.4 Asbestos

To the knowledge of the Vendors, there is no asbestos or polychlorinated biphenyls present on the Leased Premises.

9.5 No notices

There are no outstanding notices, orders, directions or declarations from or by any Government Authority (including the Environmental Protection Authority and local councils) to any of the Acquired Companies in respect of any environmental law applicable to which will, or would reasonably be likely to, have a Material Adverse Effect on any of the Acquired Companies.

10 Suppliers and customers

Except as disclosed in Section 10 of the Vendor Disclosure Schedule, all of the Acquired Companies relationships with its suppliers and customers are good there has not been in the twelve-month period prior to the date hereof any dispute with any supplier or any customer or user of the Acquired Companies' products or services that could reasonably be anticipated to have a Material Adverse Effect, nor any set of circumstances that is reasonably anticipated to have a Material Adverse Effect, on any relationship between any of the Acquired Companies and any such supplier or customer or user of the Acquired Companies' products or services, and the transfer of the Shares to the Purchaser under this Agreement will not:

(a) to the knowledge of the Vendors, result in any material supplier or customer of the Acquired Companies ceasing, or being entitled to substantially reduce, its level of business with the Acquired Companies;

(b) result in the breach of any of the terms, conditions or provisions of any material agreement or arrangement to which any of the Acquired Companies is a party;

(c) relieve any person from any material obligation to any of the Acquired Companies;

(d) result in the creation, imposition, crystallisation or enforcement of any Encumbrance or other third party right or interest on any of the Acquired Companies, its assets or undertaking;

(e) result in any indebtedness of any of the Acquired Companies becoming due and payable; or

(f) result in the termination or breach of any terms, conditions or provisions of any licence, permit, legislation, rules or regulations of any statutory, governmental or semi-governmental authority, which affect any of the Acquired Companies.

11 Employees

11.1 List of employees

The following information was provided to the Purchaser as at the date of this Agreement: the name of each employee of the Company or the Dolphin Subsidiary, and that employee's period of service, applicable allowance, applicable award, redundancy or termination entitlements and accrued annual leave, long service leave, sick leave entitlements, remuneration and other benefits (including bonuses, profit sharing and employee share plan entitlements).

11.2 Employment details

All of the following have been provided to the Purchaser:

(a) details of all state and federal industrial awards or agreements (whether registered or not) that apply to the Company's or the Dolphin Subsidiary's employees;

(b) all contracts of service, letters of appointment and Australian Workplace Agreements relating to employees of the Company or the Dolphin Subsidiary;

(c) details of all employees who became employees of the Company as a result of a transmission of business from those employees' previous owner to the Company;

(d) details of the names and terms of engagement of independent contractors who provide personal services to the Company, whether directly or under a contract between the Company and another party; and

(e) details of all notices, prosecutions and fines received by the Company regarding any breach or alleged breach of occupational health and safety laws or standards within a period of one year before the date of this Agreement.

11.3 Industrial relations obligations

The Acquired Companies are in compliance in all material respects with all material obligations arising under law, equity, statute (including occupational health and safety, annual leave, long service leave, equal opportunity, anti-discrimination, Tax, superannuation, workers compensation and industrial laws), award, enterprise agreement or other instrument made or approved under any law with respect to their employees and contractors.

11.4 No benefit to employees if the Acquired Companies ownership changes

The Acquired Companies have not made any contract or arrangement (whether written or oral) under which one or more employees, contractors or agents will be entitled to any payment if ownership (direct or indirect) of the Acquired Companies change.

11.5 No formal bonus or profit sharing plans

The Acquired Companies do not operate a formal bonus, profit share or employee incentive plan or scheme for its employees or officers. However, bonuses have previously been paid by the Dolphin Subsidiary to its employees on a year by year basis.

11.6 Other Labor and Employment Matters

Except as disclosed in Section 11 of the Vendor Disclosure Schedule,

(a) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements or similar agreements with any labor union or organization is pending and no claims therefor have occurred or, to the knowledge of the Vendors, have been threatened;

(b) no collective bargaining agreement is binding and in force against any of the Acquired Companies or currently being negotiated by any of the Acquired Companies;

(c) none of the Acquired Companies have experienced any significant labor difficulty in the past five years;

(d) none of the Acquired Companies is delinquent in payments to any persons for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons, including without limitation any amounts due under any benefit plan;

(e) upon termination of the employment of any person, neither of the Acquired Companies nor the Purchaser will, by reason of any agreement or contract (oral or written) between that person and the relevant Acquired Company, be liable to any of such persons for so-called "severance pay" or any other similar payments; and

(f) within the twelve-month period prior to the date hereof there has not been any expression of intention to any of the Acquired Companies by any officer or key employee of any such entity to terminate his or her employment.

11.7 Union agreements

The Acquired Companies are not parties to any enterprise agreement, or agreement (including any collective agreement) with a trade union or industrial organisation in respect of any employee and their employment and no awards or workplace agreements apply to any employees or a director of the Acquired Companies, save as disclosed in Schedule 11.

11.8 Liability to Governmental Agency

The Acquired Companies have not received notice from a Government Authority that it has outstanding any material undischarged liability to pay to the Government Authority any contribution, Tax or other impost arising in connection with the employment or engagement of personnel by the Acquired Companies.

11.9 Workplace

The Acquired Companies have complied in all material respects with all applicable material workplace legislation including occupational health and safety legislation and discrimination legislation.

12 Employee superannuation funds

12.1 Funds

The External Funds are the only superannuation schemes or other pension arrangements:

(a) in operation in relation to the employees of the Acquired Companies; and

(b) to which the Vendors or the Acquired Companies contribute or are required to contribute in respect of the Acquired Companies.

12.2 No outstanding contributions or payments

(a) The Acquired Companies have provided at least the prescribed level of superannuation support in respect of each employee of the Acquired Companies so as not to incur a Superannuation Guarantee Charge liability.

(b) There are no outstanding and unpaid contributions on the part of the Acquired Companies or any employee or past employee of the Acquired Companies.

(c) Provisions have been made for any outstanding liabilities (including unpaid benefits) currently due to any employee or past employee of the Acquired Companies.

13 Litigation

13.1 No litigation or other proceedings

None of the Acquired Companies, nor a person for whose acts or defaults the any of the Acquired Companies is vicariously liable, is involved in any litigation, arbitration or other proceeding, suit, claim or action of any nature or administrative or governmental proceedings or investigation, review or audit of any kind as at the Completion Date.

13.2 No litigation threatened or likely

The Acquired Companies have not received any threats of litigation or arbitration proceedings against any of the Acquired Companies.

13.3 Government Authority investigations

None of the Vendors and the directors and officers of any of the Acquired Companies has ever received notice of any investigation by a Government Authority on matters that may reasonably have a Material Adverse Effect on the business of the Acquired Companies, and as far as the Vendors are aware, there are no:

(a) current investigations, reviews, audits by Government Authorities into any of the Acquired Companies; or

(b) outstanding notices, judgments, decrees, decisions, injunctions, writs or orders or directions from any Government Authority regarding any of the Acquired Companies.

13.4 Unsatisfied judgments

There is no unsatisfied judgment, order, arbitral award or decision of any court, tribunal or arbitrator against any of the Acquired Companies.

14 Taxation

14.1 GST generally

For the purposes of this Warranty 14, insofar as it relates to GST payable in accordance with the *A New Tax System (Goods and Services Tax) Act* 1999, a reference to an Acquired Company includes a reference to the representative member of a GST group of which that Acquired Company was a member at the relevant time in accordance with that Act.

14.2 Taxes and duties paid

All Taxes (including stamp duty) due and payable by the Acquired Companies on all documents and transactions to which any of the Acquired Companies is a party have been paid.

14.3 Company's obligations

The Acquired Companies have:

(a) paid, or the Accounts fully provide for, all Taxes (including payroll, penalties and interest) which the Company is or may become liable to pay in respect of the period up to and including the date specified on the Accounts;

(b) complied with all of its respective obligations under any statutory provisions requiring the deduction or withholding of Tax from amounts paid by the Acquired Companies and has properly accounted for any Tax so deducted or withheld to any Tax authority (other than amounts which have not yet become due to be paid);

(c) complied with any applicable obligation to register for the purposes of any goods and services, purchase, value added, sales or other similar Tax and has complied in all material respects with its obligations under any Tax law relating to such Tax;

(d) filed or lodged all Tax and duty returns, notices and other information as and when required by tax law (including, but not limited to, all laws imposing or relating to income tax, fringe benefits tax, goods and service tax, sales tax, payroll tax, land tax, water and municipal rates and stamp and customs duties) in the form required by law (as far as required by law) so as to disclose all material facts and not be misleading; and

(e) no outstanding Australian Taxation Office assessments or deemed assessments.

14.4 Liability for Tax

For the period:

(a) up to the date specified on the Accounts, there is no liability to Tax in excess of the Tax already provided in the Accounts; and

(b) after the date specified on the Accounts, the only liabilities for Tax of the Acquired Companies that have arisen or may arise on or before the Completion Date are, or will be, liabilities arising out of the normal business and trading activities of the Acquired Companies.

14.5 No audits, anti-avoidance or rulings

None of the Acquired Companies:

(a) is involved in any audit of any of its income tax returns or any dispute with the Commissioner of Taxation of the Commonwealth of Australia or any other Federal, State or municipal body or authority responsible for the collection of Tax or duty and the Vendors are not aware of any circumstances which may give rise to such an audit or dispute;

(b) has taken any act, or failed to take any act, which may adversely affect any ruling or determination from a Government Authority in respect of Tax, which ruling or determination relates specifically to the activities or transactions of that, or another, Acquired Company; and

(c) has made any income tax private binding ruling requests, objections or amended assessments with respect to its lodged income tax returns in the last two years prior to the date of this Agreement, or entered into any Advance Pricing Arrangement which would apply at any time after Completion which may reasonably have a Material Adverse Effect on the Acquired Companies.

14.6 Stamp duty

All documents:

(a) which are necessary to establish the title of any of the Acquired Companies to an asset have had stamp duty or other Taxes of a similar nature paid in full in accordance with all applicable laws; and

(b) required to be created by any of the Acquired Companies under a law relating to stamp duty or a Tax of a similar nature have been created and have had stamp duty or other Taxes of a similar nature paid in full in accordance with all applicable laws.

14.7 Losses

Nothing has occurred to cause the disallowance of deductions for prior year losses for income tax purposes (including in particular capital and revenue losses) as allowed under the 1936 Tax Act or the 1997 Tax Act as at the Completion Date or the deduction of losses incurred since the date of this Agreement or the disallowance under the 1936 Tax Act or the 1997 Tax Act of any other tax advantage that is reflected as a deferred tax asset in the Accounts (other than a transfer of the Shares as contemplated by this Agreement).

14.8 Depreciation schedules and costs bases

The Acquired Companies have maintained proper and adequate records to enable each of them to comply in all material respects with its obligations to maintain such records for Tax purposes, its obligations to submit any returns notices or other information concerning Tax, and to support any position adopted by it in relation to Tax, and in particular they have:

(a) maintained sufficient tax depreciation schedules and sufficient tax building allowance schedules of its assets; and

(b) maintained accurate cost bases of those assets for Tax purposes.

14.9 Company reserves

The Company has correctly allocated to its reserve, the pre and post 19 September 1985 components of such reserve.

14.10 Franked dividends and franking account

No Acquired Company will have a franking account deficit immediately after Completion. No act or omission of an Acquired Company at or before Completion would cause any Acquired Company to be liable for franking tax, or have a tax offset reduced, if the income year for the Acquired Company ended immediately after Completion. There will not be any franking debit to any Acquired Company's franking account after Completion which relates to a transaction

or arrangement entered into at or before Completion. No dividend has been paid by any of the Acquired Companies:

(a) in respect of which the required franking amount has exceeded the franked amount of the dividend; or

(b) which has been franked with franking credits or exempting credits (whichever is applicable) in excess of the required franking amount,

which would result in any of the Acquired Company being liable to pay franking deficit tax or franking additional tax under the 1936 Tax Act or the 1997 Tax Act; and

(c) in respect of which the required franking amount was less than the franked amount of the dividend; or

(d) which has been franked with franking credits or exempting credits (whichever is applicable) in excess of the required franking amount.

14.11 GST

The Acquired Companies are members of a GST Group. There is no contract, agreement or arrangement upon which GST is payable that requires an Acquired Company to supply anything where the consideration for the supply does not include an amount in respect of GST and which does not contain a provision enabling the Acquired Company as supplier to recover from the other party to the contract, agreement or arrangement an amount equal to the amount of GST payable on the supply.

14.12 No tax consolidation

Except as expressly contemplated by the Internal Restructure, none of the Acquired Companies has ever been a member of a consolidated group as defined in section 703-5 of the 1997 Tax Act and the Vendors will ensure that at no time before or at Completion will any of them become a member of a consolidated group or make a choice under section 703-50 that would have that effect at any time.

14.13 No disputes

The Acquired Companies have not received notice of any outstanding disputes, or questions or demands from any taxation authority (whether in Australia, any state of Australia or elsewhere).

14.14 Miscellaneous

No Acquired Company has:

(a) sought rollover relief under section 160ZZO of the 1936 Tax Act or sub-division 126-B of the 1997 Tax Act in respect of any asset still owned by an Acquired Company;

(b) a share capital account which is "tainted" or will be "tainted" by virtue of any event occurring at or before Completion if Tax Laws Amendment (2006 Measures No. 3) Bill 2006 is enacted in its current form;

(c) made an interposed entity election pursuant to section 272-85 in Schedule 2F of the 1936 Tax Act other than the election in respect of the Dolphin Subsidiary in 2003; or

(d) (itself or in partnership) leased plant in any manner contemplated by Division 45 or acquired plant in circumstances to which former section 41-40(4) applied or been a member of a wholly owned group any member of which leased or acquired plant in such manner or circumstances.

15 Contracts and Commitments; No Default

Except as set forth in Section 15 of the Vendor Disclosure Schedule, neither the Acquired Companies nor the Vendors are a party to, nor are any of their respective assets bound by, any written or oral:

(a) employment, non-competition, consulting or severance agreement, collective bargaining agreement, or pension, profit-sharing, incentive compensation, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay or retirement plan or agreement;

(b) indenture, mortgage, note, instalment obligation, agreement or other instrument relating to the borrowing of money by any of the Acquired Companies;

(c) contract, agreement, lease (real or personal property) or arrangement that (A) is not terminable on less than 31 days' notice without penalty, (B) is not over one year in length of obligation of any of the Acquired Companies, or (C) involves an obligation of more than $25,000 over its term;

(d) contract, agreement, commitment or license relating to Intellectual Property Rights (other than licences in relation to standard software packages as to which the relevant Acquired Company has a non-exclusive licence) or contract, agreement or commitment of any other type, whether or not fully performed, not otherwise disclosed pursuant to this Section 15 of the Vendor Disclosure Schedule;

(e) contract, agreement, commitment or license whereby any party has the right to distribute, sell, broker, or purchase for sale any products manufactured or sold by an Acquired Company;

(f) obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity; or

(g) outstanding sales or purchase contracts, commitments or proposals that will result in any material loss upon completion or performance thereof after allowance for direct distribution expenses, or bound by any outstanding contracts, bids, sales or service proposals quoting prices that are not reasonably expected to result in a normal profit.

True and complete copies (or summaries, in the case of oral items) of all arrangements and agreements referred to in this Section 15 of Schedule 2, or otherwise material to the business as conducted by the Acquired Companies (the "**Company Contracts**") have been provided to Purchaser for review. Except as set forth in Section 15 of the Vendor Disclosure Schedule, all of the Company Contracts are valid and enforceable by and against the applicable Acquired

Company in accordance with their terms, and are in full force and effect. Except as otherwise specified in Section 15 of the Vendor Disclosure Schedule, none of the Company Contracts contains a provision requiring the consent of any party with respect to the consummation of the transactions contemplated by this Agreement. None of the Acquired Companies is in breach, violation or default, however defined, in any material respects in the performance of any of its obligations under any of the Company Contracts, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof, and to the knowledge of the Vendors, no other parties thereto are in a breach, violation or default, however defined, in any material respects thereunder or thereof, and to the knowledge of the Vendors no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof. Except as disclosed on Schedule 15, to the knowledge of the Vendors none of the other parties to the Company Contracts have assigned, transferred or sublicensed the contract or any of their rights thereunder.

16 Insurance

16.1 Insurance required by law

Each of the Acquired Companies has effected all insurances required by law to be effected by it, or which would usually be effected by a prudent operator of a business such as that conducted by the Acquired Companies, subject to deductibles (**Insurances**).

16.2 Currency

Each Insurance is currently in full force and effect and all applicable premiums have been paid.

16.3 No Voiding

So far as the Vendors are aware, nothing has been done or omitted to be done which would make any Insurance void or voidable or which would permit an insurer to cancel the policy or refuse or materially reduce a claim or materially increase the premiums payable under the Insurances.

16.4 No claims

(a) There are no outstanding claims made by any of the Acquired Companies or any person on its behalf under an Insurance or an insurance policy previously held by of the Acquired Companies.

(b) Any claim which might be made against any of the Acquired Companies by an employee of the Acquired Companies or workman or Third Party in respect of any accident or injury is fully covered by insurance, subject to deductibles.

17 U.S. Securities Law Matters

The Vendors represent to the Purchaser that they have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of accepting the Common Stock. The Vendors further agree with and represent and warrant to the Purchaser that: (a) they are acquiring the Common Stock hereby for their own account and not

on behalf of any other person or person(s); (b) they are acquiring the Common Stock for investment purposes; (c) the Common Stock may not be sold, transferred, assigned or otherwise disposed of except pursuant to an effective registration statement or upon receipt of an opinion of counsel from counsel to the Purchaser (or such other counsel as is reasonably satisfactory to the Purchaser) that the transfer is exempt from registration under applicable state and federal securities laws; and (d) they have been informed that the Common Stock certificates will bear the following or substantially similar legend:

> THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO VENDINGDATA CORPORATION THAT THE TRANSFER IS EXEMPT FROM REGISTRATION UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

18 Absence of Certain Changes

Except as set forth in Section 18 of the Vendor Disclosure Schedule, since the date of the most recent balance sheet included in the Accounts, the Acquired Companies have owned and operated their respective assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions:

(a) None of the Acquired Companies has experienced any change that has had a Material Adverse Effect on the Acquired Companies or experienced any event or failed to take any action that reasonably could be expected to result in a Material Adverse Effect on the Acquired Companies;

(b) None of the Acquired Companies has suffered (i) any loss, damage, destruction or other property or casualty (whether or not covered by insurance) or (ii) any loss of officers, employees, dealers, distributors, independent contractors, customers or suppliers, which had or may reasonably be expected to result in a Material Adverse Effect on the Acquired Company; and

(c) no event has taken place prior to Completion which with the passage of time, the giving of notice or both would constitute a breach of any of the Warranties.

19 Absence of Certain Business Practices

Neither the Vendors nor any director, officer, employee or agent of any of the Acquired Companies, nor any other person acting on their behalf, has, directly or indirectly, within the past two years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of any of the Acquired Companies (or assist an Acquired Company in connection with any actual or proposed transaction) that: (a) would subject any of the Acquired Companies, the Vendors or the Purchaser to any damage or penalty in any civil, criminal or governmental litigation proceeding in the jurisdictions in which the Acquired Companies conduct business;

(b) if not given in the past, would have had a Material Adverse Effect on the assets, business or operations of the Acquired Companies as reflected in the Accounts; or (c) if not continued in the future, would have a Material Adverse Effect on the Acquired Companies' assets, business, operations or prospects or that might subject any of the Acquired Companies, the Vendors or the Purchaser to suit or penalty in any private or governmental litigation or proceeding.

20 Accuracy of Information

20.1 Books and Records.

The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to the Purchaser or its representatives or advisers, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices of proprietary companies similar to the Acquired Companies. The minute books of the Acquired Companies contain accurate and complete records of all formal meetings held of, and corporate action taken by, the shareholders, the Board of Directors, and committees of the Board of Directors of the Acquired Companies that has a material impact on the operations of the Acquired Companies. At the Completion, all of those books and records will be in the possession of the Company or its external accountant, who holds such books and records on behalf of the Company.

20.2 Business Generally; Accuracy of Information.

There has been no event, transaction or information that has come to the attention of the Vendors that, as it relates directly to the Acquired Companies, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on any of the Acquired Companies. The Schedules to these Warranties have been prepared in good faith, correctly present the information required or purported to be set forth therein and, when taken together with the agreements and documents referred to therein, do not omit any material information necessary to understand the nature of the qualification that is being made to the relevant Warranty. To the knowledge of the Vendors, there is no material fact as of the date hereof that has not been disclosed in writing to the Purchaser related to the Acquired Companies, its operations, properties, financial condition or prospects, taken as a whole, that has a Material Adverse Effect or, to the knowledge of the Vendors, in the future is reasonably likely to have a Material Adverse Effect on any of the Acquired Companies, and, to the knowledge of the Vendors, the materials or information disclosed, taken as a whole, are not materially misleading. The representations and warranties contained in this Schedule 2 or elsewhere in this Agreement or any document delivered pursuant hereto will not be affected or deemed waived by reason of the fact that the Purchaser or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

Schedule 2A – Vendor Disclosure Schedule

Schedule 3 - Purchaser's Warranties

1 Purchaser's standing and authority

1.1 Agreement will be binding

This Agreement is a binding obligation of the Purchaser, and all other agreements contemplated by this Agreement will be binding obligations of the Purchaser.

1.2 Purchaser's authority and power

The Purchaser:

(a) is validly existing and in good standing;

(b) has taken all necessary corporate action to authorise the execution, delivery and performance of this Agreement with its terms, except for such consents, approvals or clearances required to be obtained as a condition to Completion; and

(c) has all requisite corporate power to enter into and perform its obligations under this Agreement and can do so without the consent of any other person, except for such consents, approvals or clearances required to be obtained as contemplated by clause 9.2(b) of the Agreement.

1.3 No contravention or exceeding power

The execution, delivery and performance of this Agreement by the Purchaser comply in all material respects with:

(a) each law, regulation, authorisation, ruling, judgment, order or decree of any Government Authority except for such consents, approvals or clearances required to be obtained as contemplated by clause 9.2(b) of the Agreement;

(b) the constitution or other constituent documents of the Purchaser; and

(c) any Encumbrance or document which is binding on the Purchaser.

1.4 No insolvency or winding up

An insolvency event has not occurred to the Purchaser.

Schedule 4 - Intellectual Property Rights

1 Licensed Intellectual Property Rights

The licensing and manufacturing agreement dated 27 February 2006 between the Purchaser and the Dolphin Subsidiary together with the Purchaser's letter to the Dolphin Subsidiary dated 27 February 2006

2 Owned Intellectual Property Rights

Trade Mark	Reg. No.	Renewal date	Class
DOLPHIN	733384	30 April 2007	7: Washing machines including machines for washing gaming chips 28: Gaming chips predominantly of plastics for table games, trays for gaming chips, roller skate wheels, skateboard wheels, in line skate wheels
Dolphin	733385	30 April 2007	7: Washing machines including machines for washing gaming chips 28: Gaming chips predominantly of plastics for table games, trays for gaming chips, roller skate wheels, skateboard wheels, in line skate wheels
DECK SETTER	1044317	3 March 2015	28: Machines for shuffling and sorting playing cards

Signing Page

DATED:

SIGNED by **WILLIAM WESTMORE PURTON** in the presence of :)

Deborah Chen

Signature witness

Signature of **WILLIAM WESTMORE PURTON**

Deborah Chen

Name of witness (please print)

EXECUTED by **SYNWOOD PTY LTD ACN 005 506 150** in its capacity as trustee for the Sangster Purton Family ~~Trust in~~ accordance with the *Corporations Act 2001* by being signed by:

Signature of sole director and sole company secretary

W. W. PURTON

Name of sole director and sole company secretary (please print)

SIGNED by **Mark R. Newburg** for and on behalf of **VENDINGDATA CORPORATION** in his capacity as Chief Executive Officer)

Signature

Signature witness

SIMON HERBERT

Name of witness (please print)